As filed with the Securities and Exchange Commission on March 26, 1997


                                                       Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           ContiFinancial Corporation
             (Exact name of registrant as specified in its charter)

           Delaware                        6162                  13-3852588
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            ------------------------

                                 277 Park Avenue
                            New York, New York 10172
                                 (212) 207-2800
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)

                            ------------------------

                              Alan L. Langus, Esq.
                                  Chief Counsel
                           ContiFinancial Corporation
                                 277 Park Avenue
                            New York, New York 10172
                                 (212) 207-2822

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------
                                   Copies to:

      Mark R. Baker, Esq.                              Kris F. Heinzelman, Esq.
       Dewey Ballantine                                Cravath, Swaine & Moore
  1301 Avenue of the Americas                             825 Eighth Avenue
 New York, New York 10019-6062                         New York, New York 10019
        (212) 259-8000                                      (212) 474-1000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:
                                                      |_|

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                               Proposed Maximum         Proposed Maximum
        Title of Each Class of               Amount to be       Offering Price              Aggregate               Amount of
     Securities to be Registered              Registered         Per Unit(1)            Offering Price(1)      Registration Fee(2)
------------------------------------------------------------------------------------------------------------------------------------
7 1/2% Senior Notes Due 2002..........       $200,000,000            100%                 $200,000,000              $60,606.06
====================================================================================================================================

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)  Calculated pursuant to Rule 457(a).

                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A Registration Statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                    SUBJECT TO COMPLETION, DATED MARCH , 1997

PROSPECTUS

                           ContiFinancial Corporation

                              OFFER TO EXCHANGE ITS
                          7 1/2% SENIOR NOTES DUE 2002
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          7 1/2% SENIOR NOTES DUE 2002

                      ------------------------------------


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON __________, 1997, UNLESS EXTENDED

                      ------------------------------------

     ContiFinancial Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $200,000,000 aggregate principal amount of its 7 1/2% Senior Notes Due 2002 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 7 1/2% Senior Notes Due 2002 (the "Old Notes"), of which $200,000,000 aggregate principal amount is outstanding.

     The terms of the New Notes are identical in all material respects to the respective terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, (ii) the New Notes are issuable in minimum denominations of $100,000 compared to minimum denominations of $1,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by , 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum commencing on August 10, 1997 until the Exchange Offer is consummated. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of March 7, 1997 (the "Registration Rights Agreement") between the Company and the Initial Purchasers (as defined herein) of the Old Notes. The New Notes will be issued under the same Indenture (as defined herein) as the Old Notes. The New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture.

     Interest on the New Notes is payable semiannually on March 15 and September 15 of each year (each, an "Interest Payment Date"), commencing on the first such date following the original issuance date of the New Notes. The New Notes will mature on March 15, 2002.

                                               (Continued on the following page)

     SEE "RISK FACTORS" COMMENCING ON PAGE __ FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                  EQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is , 1997.

                      ------------------------------------

(Continued from cover)

         The Company is making the Exchange Offer of the New Notes in reliance on the position of the staff of the Division of Corporate Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporate Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporate Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company for resale pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on behalf of whom such holder holds the Notes to be exchanged in the Exchange Offer. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (as defined herein) (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of New Notes."

         In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

         Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

         Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights in respect of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."

         THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER
THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

         Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on , 1997 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 or any integral multiple thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from March 12, 1997. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after March 12, 1997. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of , 1997.

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CONTIFINANCIAL CORPORATION, 277 PARK AVENUE, NEW YORK, NEW YORK 10172, ATTENTION: CHIEF COUNSEL OR BY TELEPHONE AT (212) 207-2800. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
 , 1997.

                                   ----------

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



                                TABLE OF CONTENTS
                                                                            Page

Available Information......................................................
Incorporation of Certain Documents by Reference............................
Prospectus Summary.........................................................
Summary Financial Information..............................................
Risk Factors...............................................................
Use of Proceeds from Sale of Old Notes.....................................
Capitalization.............................................................
Business...................................................................
Regulation.................................................................
Description of Certain Indebtedness and Financing Arrangements.............
Summary Financial Data.....................................................
The Exchange Offer.........................................................
Description of the New Notes...............................................
Description of the Old Notes...............................................
Book Entry Form of the Notes...............................................
Certain Federal Income Tax Consequences....................................
Erisa Considerations.......................................................
Plan of Distribution.......................................................
Special Note Regarding Forward-Looking Statements..........................
Legal Matters .............................................................
Experts....................................................................

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NEW NOTES, INCLUDING OVER-ALLOTMENT OR OTHER TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NEW NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH WOULD OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

         DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE NEW NOTES PURSUANT TO EXEMPTIONS FROM RULES 101 THROUGH 104 UNDER THE SECURITIES EXCHANGE ACT OF 1934.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System at the Commission's web site (http:\\www.sec.gov). Such materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which the Company's common stock is listed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996 and the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, filed with the Commission, are hereby incorporated by reference in this Prospectus except as superseded or modified herein.

         All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

         As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Such requests should be directed to ContiFinancial Corporation, 277 Park Avenue, New York, New York 10172, Attention: Chief Counsel or by telephone at (212) 207-2800.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context indicates otherwise, all references in this Prospectus to the Company include ContiFinancial Corporation and its subsidiaries, ContiMortgage Corporation ("ContiMortgage"), ContiWest Corporation ("ContiWest"), ContiTrade Services L.L.C. ("ContiTrade"), ContiFinancial Services Corporation ("ContiFinancial Services"), ContiSecurities Asset Funding Corp. ("CSAF"), ContiSecurities Asset Funding Corp. II, ContiSecurities Asset Funding II, L.L.C., ContiSecurities Asset Funding Corp. III ("CSAF III"), ContiSecurities Asset Funding Corp. IV ("CSAF IV"), ContiFunding Corporation, Royal Mortgage Partners, L.P. d/b/a Royal MortgageBanc ("Royal"), California Lending Group, Inc. d/b/a United Lending Group ("ULG"), Triad Financial Corporation ("Triad"), ContiAuto Asset Funding Corp. ("ContiAuto") and Resource One Consumer Discount Company, Inc. (doing business in New York as Recore One) ("Resource One"). For a description of certain terms used in this Prospectus, see "Glossary." Certain statements in this Prospectus (including this Summary) may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). See "Special Note Regarding Forward-Looking Statements."

                                   The Company

         The Company engages in the consumer and commercial finance business by originating and servicing home equity loans and providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases and timeshare loans. For the nine months ended December 31, 1996 and the year ended March 31, 1996, the Company originated or purchased $2.8 billion and $2.3 billion, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $922 million and $2.0 billion, respectively, of loans and other assets for its clients.

         Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration across the United States; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products;
(iv) expanding and diversifying its origination sources; and (v) investing in information services and collection technologies.

         Two distinct factors drive the expansion of the Company's home equity loan business -- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio, while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and its growing servicing portfolio. Through December 31, 1996, ContiMortgage completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. As of December 31, 1996, ContiMortgage had a servicing portfolio of $5.7 billion.

         The Company, through its subsidiary, ContiTrade, provides financing and asset securitization structuring expertise, and through its subsidiary, ContiFinancial Services, provides placement services.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's strategic alliances with originators of a broad range of consumer and commercial loans and other assets ("Strategic Alliances"). The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1996 and 1995, services provided by ContiTrade to Strategic Alliance clients contributed $108.5 million and $14.8 million, respectively, to the total gross income of the Company.

         ContiFinancial Corporation is a Delaware corporation incorporated on September 29, 1995. The principal executive offices of the Company are located at 277 Park Avenue, New York, New York 10172 and its telephone number is (212) 207-2800.

                                Industry Overview

         The home mortgage loan market is the largest consumer finance market in the United States. Over the past several years, the non-conforming home equity loan sector of the home mortgage loan market, which is relatively fragmented, has grown at a faster rate than the overall market. Industry studies have estimated that non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. According to studies performed by the David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in the number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans.

                                Business Strategy

                  The Company's strategy is to continue its strong growth in the consumer and commercial finance business through geographic expansion of its home equity loan business, diversification of origination capabilities, Strategic Alliance activities, selected acquisition opportunities ("Strategic Acquisitions") and investments in origination, servicing and collection information systems and technology. The Company seeks to become the most efficient low cost provider of non-conforming home equity loans underwritten in accordance with sound criteria which perform with excellent delinquency, default and loss experience relative to the industry. Further, where prudent and appropriate, the Company will diversify into business lines which are otherwise under-served by the market presently and which can benefit from the lower cost of funds and the discipline provided through securitization as well as from the Company's approach to growth in originations, servicing and collections as successfully applied to ContiMortgage.

                  The Company is implementing its home equity loan growth strategy through the use of ContiMortgage as an origination, underwriting, servicing and sales platform. The Company channels its home equity loan products from the wholesale and small broker markets through ContiMortgage with its centralized underwriting, servicing and collections which are utilized by ContiMortgage's regional offices as well as the Company's home equity lending subsidiaries. Direct retail production through branch systems has been implemented by the acquisition of Royal and Resource One which combined have 36 branch offices located throughout the west, the mid-west and the northeast United States. ULG, another recent acquisition, originates home equity loans and home improvement loans nationally through direct mail and telemarketing. The full implementation of this growth strategy, through the completion of additional Strategic Alliances and Strategic Acquisitions, will allow the Company to build its market share

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                                        9
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by building a broad national penetration of all origination channels of the home equity market in the United States.

                  The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company currently has 12 active Strategic Alliances. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

                  In addition to substantial loan, lease, and receivable originations from Strategic Alliance clients, the Company originated in excess of $1 billion in commercial mortgage loans since fiscal 1995. The Company plans to expand its market share in multi-family, healthcare, and self-storage facilities and broaden its array of loan products in the commercial mortgage market sector.

                  As a key part of its growth strategy to diversify into asset classes that can benefit from securitization, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans since fiscal 1995. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, and collection of auto loans and losses. Consequently, after closely monitoring the performance and development of its Strategic Alliances in this industry, the Company has acquired 56.0% of the outstanding common stock of Triad, a former Strategic Alliance. The Company's strategy is to apply to Triad the same disciplined approach to underwriting, creditgrading, servicing and collections as has been applied to ContiMortgage. The Company believes that its strategy with respect to Triad, combined with prudent growth, will create a significant market presence in the non-prime automobile finance industry.

                  The Company's strategy with respect to Strategic Acquisitions is an extension of its Strategic Alliance strategy, which the Company believes provides it with a unique capability to analyze and select acquisition opportunities. Specifically, the Company has targeted the acquisition of companies with which it has significant experience as either a Strategic Alliance or as a broker/loan originator which has been selling home equity loans to ContiMortgage and which will enhance the Company's geographic diversification or method of origination. This focused approach on existing relationships, using considerable static pool data and analysis (loan characteristics, demographics, delinquencies, losses and prepayments), allows the Company to better judge: (i) the management team; (ii) the quality of the origination and underwriting; (iii) the ability to pass rating agency and/or financial guarantor scrutiny; and (iv) product consistency. The Company has sought to align itself with management teams which have consistently delivered securitizable product and which have demonstrated performance histories consistent with the Company's emphasis on quality originations rather than volume.

                  The Strategic Acquisitions are deliberately structured to motivate the respective management teams to achieve goals consistent with those of the Company, with an emphasis on operating efficiencies and immediate accretion to earning per share. The Company's four Strategic Acquisitions to date have all included the following characteristics: (i) a purchase price providing for a modest upfront payment; (ii) subsequent installments based upon profit performance (i.e., net income, not volume); and (iii) management long-term incentives with attractive upside if successful in achieving agreed upon goals.

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                                       10
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                               Recent Developments

         Since December 31, 1996, the Company has completed three additional securitizations consisting of a $400 million and a $835 million securitization of ContiMortgage home equity loans and a $44.2 million securitization of Triad non-prime auto loans. The securitizations of the ContiMortgage home equity loans were each modelled as a REMIC, non-bond insured, senior/subordinated structure. These securitizations were notable in that they were structured utilizing subordinated tranches as credit enhancement in lieu of ContiMortgage's previous standard structure which made use of a surety guaranty to obtain AAA/Aaa rated securities. By introducing a "natural" AAA/Aaa security along with some higher yielding subordinated tranches, ContiMortgage was able to broaden the market for its structured securities, increase the investor demand and improve the execution of its securitizations.

         During the third quarter of fiscal 1997, the Company moved towards achieving its strategic objectives of expanding and diversifying its loan origination methodology and product mix by acquiring three retail home equity loan originators. In November 1996, the Company purchased California Lending Group, Inc. d/b/a United Lending Group, a West Coast-based home equity lender specializing in retail origination through direct mail and telemarketing throughout the United States, and Royal Mortgage Partners L.P. d/b/a Royal MortgageBanc, a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One Consumer Discount Company, Inc., a Pennsylvania-based home equity lender specializing in retail origination through direct mail, television, and telemarketing throughout the eastern and mid-western states. Combined, ULG, Royal and Resource One originated approximately $636 million of home equity loans and home improvement loans during calendar year 1996. The Company expects to securitize most of the home equity loans originated by these new subsidiaries through ContiMortgage. In each case the companies acquired were former Strategic Alliances or ContiMortgage loan origination sources.

         The Company organized ContiWest, a Nevada corporation, in September 1996 to better administer and underwrite the Company's origination portfolio.

         As part of the Company's strategic growth plan, the Company determined that the acquisition of originators and servicers of under-served securitizable asset classes other than home equity loans would provide diversity. The Company's growth strategy dictated that such acquisitions would only be made in asset classes in which the Company had significant securitization experience and the acquisition candidate had strong and experienced management. Consequently, in November 1996, the Company purchased 53.5% of the common stock of Triad, a former Strategic Alliance. The Company purchased an additional 2.5% in January 1997 and has the right and obligation to purchase the remaining 44.0% over the next 4.5 years. Triad is a California-based auto finance company specializing in origination of non-prime auto finance contracts for new and used vehicles. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers. Triad's originations for the calendar year 1996 were $85 million.

         In January 1997, the Company closed a $200 million unsecured revolving credit facility ("Credit Facility") lead-managed by Credit Suisse and Dresdner Bank, with participation by a group of twelve other major U.S. and foreign banks. The Company has the option of several interest rate pricing alternatives under this three-year facility, including those based on LIBOR and federal funds rates.

         In August 1996, the Company issued $300 million aggregate principal amount of 8 3/8% senior notes, due 2003 (the "8 3/8% Senior Notes"). The 8 3/8% Senior Notes were rated BB+ by Standard & Poor's Ratings Services, Ba1 by Moody's Investors Service, Inc. and BBB by Fitch Investors Service, L.P.

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                                       11
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         In February 1997, the Company filed a Registration Statement on Form
S-3 relating to a primary offering (the "Primary Common Stock Offering") by the Company of 2,800,000 shares (or 3,220,000 shares if the underwriters in that offering exercise their over-allotment option in full) of its common stock, $0.01 par value ("Common Stock"). The Company expects to complete its Primary Common Stock Offering in April 1997.

         In March 1997, the Company closed a Strategic Alliance with CMG Funding Corp. (formerly Continental Mortgage Group, LC) ("CMG") which included an acquisition of 30% of a class of convertible preferred stock of CMG and an investment in convertible subordinated debt of CMG. The preferred stock is convertible into 12% of the common stock of CMG and the subordinated debt is convertible into an additional 18% of the common stock. CMG originates home equity loans and conforming mortgage loans through retail channels primarily in the southwestern and western United States.

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                                       12
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                               The Exchange Offer

The Exchange Offer....................  Up to $200,000,000 aggregate principal amount of New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. Old Notes may be tendered for exchange in whole or in part in a principal amount of $1000 or
                                        any integral multiple thereof. The
                                        Company is making the Exchange Offer in
                                        order to satisfy its obligations under
                                        the Registration Rights Agreement
                                        relating to the Old Notes. For a
                                        description of the procedures for
                                        tendering Old Notes, see "The Exchange
                                        Offer--Procedures for Tendering Old
                                        Notes."

Expiration Date.......................  5:00 p.m., New York City time, on _____,
                                        1997 (such time on such date, the
                                        "Expiration Date"), unless the Exchange
                                        Offer is extended by the Company (in
                                        which case the Expiration Date will be
                                        the latest date and time to which the
                                        Exchange Offer is extended). See "The
                                        Exchange Offer--Expiration Date;
                                        Extensions; Amendments."

Conditions to the Exchange Offer......  The Exchange Offer is subject to certain conditions, which may be waived by the
                                        Company in its sole discretion. The
                                        Exchange Offer is not conditioned upon
                                        any minimum principal amount of Old
                                        Notes being tendered. See "The Exchange
                                        Offer--Conditions to the Exchange
                                        Offer."


                                        The Company reserves the right in its
                                        sole and absolute discretion, subject to applicable law, at any time and from time to time, to (i) delay the acceptance of the Old Notes for exchange, (ii) terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes, or (iv) waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer--Expiration Date;
                                        Extensions; Amendments."

Withdrawal Rights.....................  Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration
                                        Date by delivering a written notice of
                                        such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer--Withdrawal Rights."

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                                       13

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Procedures for Tendering Old Notes....  Tendering holders of Old Notes must complete and sign a Letter of
                                        Transmittal in accordance with the
                                        instructions contained therein and
                                        forward the same by mail, facsimile or
                                        hand delivery, together with any other
                                        required documents, to the Exchange
                                        Agent, either with the Old Notes to be
                                        tendered or in compliance with the
                                        specified procedures for guaranteed
                                        delivery of Old Notes. Certain brokers,
                                        dealers, commercial banks, trust
                                        companies and other nominees may also
                                        effect tenders by book-entry transfer.
                                        Holders of Old Notes registered in the
                                        name of a broker, dealer, commercial
                                        bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. See "The Exchange Offer--Procedures for Tendering Old Notes."


                                        Letters of Transmittal and certificates
                                        representing Old Notes should not be
                                        sent to the Company. Such documents
                                        should only be sent to the Exchange
                                        Agent.

                                        Questions regarding how to tender and
                                        requests for information should be
                                        directed to the Exchange Agent. See "The
                                        Exchange Offer--Exchange Agent."

Resales of New Notes..................  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a

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                                       14
                                        distribution (within the meaning of the
                                        Securities Act) of such New Notes.
                                        However, any holder of Old Notes who is
                                        an "affiliate" of the Company or who
                                        intends to participate in the Exchange
                                        Offer for the purpose of distributing
                                        the New Notes, or any broker-dealer who
                                        purchased the Old Notes from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters,
                                        (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

                                        Each holder of Old Notes who wishes to
                                        exchange Old Notes for New Notes in the
                                        Exchange Offer will be required to
                                        represent that (i) it is not an
                                        "affiliate" of the Company , (ii) any
                                        New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described below under "The Exchange Offer--Resales of New Notes," the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any
                                        Participating Broker-Dealer who is an
                                        "affiliate" of the Company may not rely
                                        on such interpretive letters and must
                                        comply with the registration and
                                        prospectus delivery requirements of the
                                        Securities Act in connection with any
                                        resale transaction. See "The Exchange
                                        Offer--Resales of New Notes."

Exchange Agent........................  The exchange agent with respect to the
                                        Exchange Offer is [The Chase Manhattan
                                        Bank] (the "Exchange Agent"). The
                                        applicable addresses, and telephone and
                                        facsimile numbers, of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds.......................  The Company will not receive any cash proceeds from the issuance of the New
                                        Notes offered hereby. See "Use of
                                        Proceeds from Sale of Old Notes."

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                                       16
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Certain Federal Income Tax
Consequences..........................  Holders of Old Notes should review the information set forth under "Certain
                                        Federal Income Tax Consequences" prior
                                        to tendering Old Notes in the Exchange
                                        Offer.

                                  The New Notes

Securities Offered....................  Up to $200,000,000 aggregate principal amount of the Company's 7 1/2% Senior
                                        Notes Due 2002 which have been
                                        registered under the Securities Act. The
                                        New Notes will be issued, and the Old
                                        Notes were issued, under an Indenture,
                                        dated as of March 1, 1997 between the
                                        Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--Amendments and Waivers." The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore are not subject to certain transfer restrictions applicable to the Old Notes and will not be entitled to registration rights or other rights under the Registration Rights Agreement, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $100,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon. See "The Exchange Offer--Purpose of the Exchange Offer," "Description of the New Notes" and "Description of the Old Notes."

Maturity Date.........................  March 15, 2002.

Interest Payment Dates................  March 15 and September 15 of each year, commencing September 15, 1997.

Denominations.........................  The New Notes will be issued in minimum denominations of $1,000 and integral
                                        multiples thereof.

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                                       17

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Ranking...............................  The New Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all existing and future Senior Indebtedness (as defined) of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. The New Notes will be effectively subordinated to all existing and future secured indebtedness of the Company and all existing and future indebtedness and liabilities of the subsidiaries of the Company. As of December 31, 1996, after giving effect to the issuance of the Notes and the application of the proceeds therefrom, the Company's other Senior Indebtedness outstanding would have been approximately $299 million and the liabilities of the subsidiaries of the Company would have been approximately $108 million. See "Description of the New Notes--Ranking."

Optional Redemption...................  The New Notes will not be redeemable at the option of the Company prior to their maturity.

Change of Control.....................  Upon a Change of Control (as defined), each holder of New Notes may require the Company to repurchase the New Notes held by such holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes--Change of Control."

Certain Covenants.....................  The indenture pursuant to which the New
                                        Notes will be issued (the "Indenture")
                                        will contain certain covenants,
                                        including covenants with respect to the
                                        following matters: (i) limitations on
                                        indebtedness; (ii) limitations on
                                        indebtedness and preferred stock of
                                        subsidiaries; (iii) limitations on
                                        liens; (iv) limitations on restricted
                                        payments such as dividends, repurchases
                                        of the Company's or its subsidiaries'
                                        stock and repurchases of subordinated
                                        obligations; (v) limitations on
                                        restrictions on distributions from
                                        subsidiaries; (vi) limitations on sales
                                        of assets and subsidiary stock; and
                                        (vii) limitations on merger and
                                        consolidation. However, all these
                                        limitations are subject to a number of
                                        important exceptions and qualifications.
                                        See "Description of the New Notes."

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                                       18
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Absence of Market for the New Notes...  The New Notes will be a new issue of securities for which there currently is
                                        no market. Although Bear, Stearns & Co.
                                        Inc. and Credit Suisse First Boston
                                        Corporation (the "Initial Purchasers")
                                        have informed the Company that they
                                        currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice.
                                        Accordingly, there can be no assurance
                                        as to the development or liquidity of
                                        any market for the New Notes. The
                                        Company does not intend to apply for
                                        listing of the New Notes on any
                                        securities exchange or for inclusion in
                                        the National Association of Securities
                                        Dealers Automated Quotation System. See
                                        "Plan of Distribution."

                   Relationship with Continental Grain Company

         Prior to the Company's initial public offering of 7,130,000 shares of its Common Stock in February 1996 (the "IPO"), the Company was a wholly-owned subsidiary of Continental Grain. Continental Grain is a privately held, multinational agribusiness company.

         Continental Grain currently owns approximately 81% of the Company's outstanding Common Stock. If the Primary Common Stock Offering is completed, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the underwriters of the Primary Common Stock Offering exercise their over-allotment options in full). Simultaneous with the Primary Common Stock Offering, Continental Grain plans to enter into a forward purchase contract (the "Forward Contract") with ContiFinancial Trust, a Delaware business trust (the "Trust") pursuant to which 2,800,000 shares (or 3,220,000 shares if the underwriters of the Structured Yield Product Exchangeable for Stock(sm) ("STRYPES") exercise their over-allotment option) of Common Stock currently owned by Continental Grain may be distributed to holders of the STRYPES issued by the Trust upon conclusion of the term of the Trust in April, 2000 or upon earlier dissolution of the Trust in certain circumstances. Upon satisfaction of the Forward Contract, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain,

----------
(sm) Service Mark of Merrill Lynch & Co., Inc.

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Continental Grain would own approximately 70% of the outstanding Common Stock
(or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the underwriters of the Primary Common Stock Offering and to the underwriters of the STRYPES are exercised in full). It is planned that the STRYPES will be offered in a public offering simultaneous with the Primary Common Stock Offering.

         Neither the Company's Common Stock nor the STRYPES will be offered hereby. The Company's Common Stock will be offered only by a separate prospectus relating to the Common Stock. The STRYPES are offered only by the STRYPES prospectus. This Prospectus only relates to the New Notes.

         As a result of its ownership interest, Continental Grain has, and will continue to have, voting control on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions. Except to the extent that Continental Grain may deliver shares to satisfy its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all of the shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not sell all or a portion of its holdings at some future date.

         Prior to the IPO, Continental Grain provided the Company with certain intercompany financing (the "Intercompany Debt"). As of December 31, 1996, the amount of Intercompany Debt outstanding was $202 million. For a description of the Intercompany Debt and certain other transactions between Continental Grain and the Company, see "Description of Certain Indebtedness and Financing Arrangements." The Company has repaid the Intercompany Debt with the proceeds from the sale of the Old Notes, together with other available funds.

                                  Risk Factors

         Prior to making an investment decision, prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the factors set forth in "Risk Factors."

                          Summary Financial Information
         (dollar amounts expressed in thousands, except per share data)

                                                   Nine Months Ended
                                                      December 31,                          Years Ended March 31,
                                                 ----------------------    --------------------------------------------------------
                                                   1996          1995        1996        1995       1994        1993         1992
                                                 ---------     --------    --------    --------    -------    --------     --------
Income Statement Data:
  Gross income:
    Gain on sale of receivables .............    $ 133,773     $101,031    $146,529    $ 67,512    $49,671    $ 18,587     $ 11,418
    Interest ................................      109,967       61,335      91,737      42,929     20,707      11,385       16,130
    Net servicing income ....................       32,386       20,266      29,298       9,304      3,989       1,842        1,191
    Other income (loss) .....................        4,652        2,227       4,252       2,252        162        (147)         (41)
                                                 ---------     --------    --------    --------    -------    --------     --------
       Total gross income ...................    $ 280,778     $184,859    $271,816    $121,997    $74,529    $ 31,667     $ 28,698
                                                 =========     ========    ========    ========    =======    ========     ========

  Income before income tax expense
    and minority interest ...................    $ 122,787     $ 89,176    $126,536    $ 56,988    $35,286    $ 12,149     $  7,765
  Income tax expense ........................       49,192       34,689      49,096      22,168     13,726       4,640        2,948
  Minority interest of subsidiary ...........         (379)       3,310       3,310       8,728      5,076       1,600          744
                                                 ---------     --------    --------    --------    -------    --------     --------
  Net income ................................    $  73,974     $ 51,177    $ 74,130    $ 26,092    $16,484    $  5,909     $  4,073
                                                 =========     ========    ========    ========    =======    ========     ========
  Primary and fully dilutive earnings
    per common share (pro forma at
    March 31, 1996 only).....................    $    1.68                 $   2.00
   Ratio of earnings to fixed charges (a)....         2.54x        2.68x       2.65x       2.63x      3.49x       2.62x        1.55x


                                              As of December 31, 1996
                                              -----------------------    As of
                                                              As       March 31,
                                                Actual     Adjusted(b)    1996
                                              ----------   ----------   --------
Balance Sheet Data:
  Cash and cash equivalents ...............   $   39,043   $   34,735   $ 32,479
  Excess spread receivables (interest-
    only and residual certificates) .......      338,012      338,012    293,218
  Receivables held for sale ...............      481,596      481,596    303,679
  Total assets ............................    1,542,738    1,540,738    892,540
  Notes payable to affiliates .............      202,000         --      324,000
  Due to affiliates .......................       40,245       40,245     13,734
  8 3/8% Senior Notes Due 2003 ............      299,170      299,170       --
  7 1/2% Senior Notes Due 2002 ............         --        200,000
  Total liabilities .......................    1,167,444    1,165,444    597,721
  Minority interest of subsidiary .........        1,234        1,234       --
  Stockholders' equity (c) ................      374,060      374,060    294,819


                                                 Nine Months Ended
                                                    December 31,                             Years Ended March 31,
                                              -----------------------   ------------------------------------------------------------
                                                 1996         1995         1996         1995         1994        1993        1992
                                              ----------   ----------   ----------   ----------   ----------   --------   ----------
Operating Data:
    Face value of loans serviced (at
       period end) ........................   $5,699,145   $3,427,190   $3,863,575   $2,192,190   $1,105,393   $484,857   $  314,260
    Securitization and sales volume:
          ContiMortgage ...................    2,407,554    1,400,270    2,030,270    1,292,691      772,324    272,544      187,720
          Non-ContiMortgage ...............      922,008    1,372,680    1,962,680      995,000      418,000    426,000      921,000
                                              ----------   ----------   ----------   ----------   ----------   --------   ----------
             Total securitization and
                sales volume ..............   $3,329,562   $2,772,950   $3,992,950   $2,287,691   $1,190,324   $698,544   $1,108,720

Loan Loss Data (d):
    Delinquency rate (at period
       end) (e)......................              4.17%        3.73%        2.51%        1.64%        0.97%      1.20%        3.68%
    Default rate (at period end) (f).              4.38%        2.04%        3.54%        1.16%        0.81%      1.70%        2.46%
    Net losses as a percentage of
       average amount outstanding....              0.18%(g)     0.09%(g)     0.13%        0.08%        0.15%      0.26%        0.27%

--------------------------------

(a) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less minority interest to (ii) interest expense.

(b) The as adjusted balance sheet data as of December 31, 1996 reflects the offering of the Old Notes, net of estimated expenses of such offering and of the Exchange Offer, and the repayment of the Intercompany Debt. See "Capitalization."

(c) The Company paid cash dividends to Continental Grain of $305 in fiscal year 1996.

(d) Loan loss data represents data for the home equity loan servicing portfolio of ContiMortgage only. See "Business--Home Equity Loan Origination and Servicing."

(e) The delinquency percentage represents, as a percentage of the aggregate principal balance of loans in ContiMortgage's servicing portfolio as of the relevant date, the outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(f) The default percentage represents, as a percentage of the aggregate principal balance of loans in the Company's portfolio as of the relevant date, the dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(g) This percentage is based on data for the nine months ended December 31, 1996 and 1995 and is not necessarily indicative of an annualized percentage.

                                  RISK FACTORS

         Prior to making an investment decision, prospective investors should carefully consider all information set forth in this Prospectus and, in particular, should evaluate the factors described below.

Leverage

         The Company currently has substantial outstanding indebtedness and is significantly leveraged. At March 31, 1996 and December 31, 1996, on an "as adjusted basis" to give effect to the Offering of the Old Notes and repayment of the Intercompany Debt, the aggregate outstanding consolidated indebtedness (including the current maturities thereof) of the Company would have been approximately $499 million and $499 million, respectively. See "Capitalization." In addition, at March 31, 1996 and December 31, 1996, the Company's subsidiaries had $272 million and $108 million of total liabilities to which the Notes are effectively subordinated and the Company had approximately $91 million and $155 million, respectively, of contingent recourse obligations associated with its sales of Excess Spread Receivables. The Company's ability to make payments of principal or interest on, or to refinance its indebtedness (including the Notes) depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.

         The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including: (i) the Company's increased vulnerability to adverse general economic and industry conditions; (ii) the Company's ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal and interest on indebtedness and to payments under capital leases, thereby reducing the funds available for operations and future business opportunities; and (iv) all the indebtedness incurred in connection with the Intercompany Debt becomes due prior to the maturity of the Notes. In addition, the Indenture contains certain covenants which could limit the Company's operating and financial flexibility. See "Description of Certain Indebtedness and Financing Arrangements" and "Description of the Notes--Certain Covenants."

         The Company's ability to sustain its growth is dependent on its ability to secure further debt arrangements and purchase and sale facilities with certain financial institutions (the "Purchase and Sale Facilities"). As of December 31, 1996, the aggregate committed and uncommitted sale capacity under its Purchase and Sale Facilities was $2.0 billion and $950 million, respectively and the Company had utilized $1.3 billion of such capacity. In addition, the committed amount of the Purchase and Sale Facilities might be considered by potential creditors or by potential Purchase and Sale Facility counterparties in deciding whether to enter into financing arrangements with the Company. See "--Ability to Service Debt; Negative Cash Flows and Capital Needs--Dependence on Purchase and Sale Facilities."

Ability to Service Debt; Negative Cash Flows and Capital Needs

         Although the Company believes that cash available from operations will be sufficient to enable it to make required interest payments on the Notes and its other debt obligations and other required payments, there can be no assurance in this regard and the Company may encounter liquidity problems which could affect its ability to meet such obligations while attempting to withstand competitive pressures or adverse economic conditions. In such circumstances, the value of the Notes could be materially adversely affected.

         In a securitization, the Company recognizes a gain on sale for the loans or assets securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the Excess Spread, which is payable over the actual life of the loan or other assets securitized. The Company incurs significant expenses in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for the nine months ended December 31, 1996 and fiscal 1996, 1995 and 1994 was $155.2 million, $300.5 million,
$35.3 million and $32.4 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

         The Company has operated, and expects to continue to operate, on the negative cash flow basis described above, which is expected to increase as the volume of the Company's loan and asset purchases and originations increases and its securitization program grows. The Company's primary cash requirements are expected to include the funding of: (i) mortgage, loan and lease originations and purchases pending their pooling and sale; (ii) the points and other expenses paid in connection with the acquisition of wholesale loans; (iii) fees and expenses incurred in connection with its securitization program; (iv) overcollateralization or reserve account requirements in connection with loans and leases pooled and sold; (v) ongoing administrative and other operating expenses; (vi) payments related to its federal tax obligations under a tax sharing agreement with Continental Grain (the "Tax Sharing Agreement") and, where necessary, direct payments of its federal and state tax obligations; (vii) interest and principal payments under the 8 3/8% Senior Notes, the Credit Facility, the Notes and the costs of the Company's Purchase and Sale Facilities; and (viii) Strategic Acquisitions and investments in Strategic Alliance clients. The Company's primary sources of liquidity in the future are expected to be existing cash, sales of the loans, leases and other assets through securitization, the sale of loans under the Purchase and Sale Facilities, the sale of Excess Spread Receivables, cash servicing income, net interest income, draws under the Credit Facility and further issuances of debt (subject to the covenants of the Company's existing debt) and equity.

         The Company's primary sources of liquidity as described in the paragraph above are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. Subsequently, the Company anticipates that it may need to arrange for additional external cash financing. The Company has no commitments for additional financing and there can be no assurance that the Company will be successful in consummating any such financing transactions in the future on terms the Company would consider to be favorable, if at all.

Dependence on Securitization Program

         Since 1991, the Company has pooled and sold substantially all loans or other assets which it originates or purchases through securitization. Accordingly, adverse changes in the securitization market could impair the Company's ability to originate, purchase and sell loans or other assets on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Finally, any delay in the sale of a loan or other asset pool would postpone the recognition of gain on such loans until their sale. Such delays could cause the Company's earnings to fluctuate from quarter to quarter.

         In addition, in order to gain access to the securitization market for home equity loans and certain other classes of assets, the Company has primarily relied on four monoline insurance companies to provide guarantees on outstanding senior interests in the related REMIC, owner trust or grantor trust to enable it to obtain an AAA/Aaa rating for such interests. An unwillingness of the monoline insurance companies to guarantee the senior interests in the Company's home equity loan or other asset pools could have a material adverse effect on the Company's financial position and results of operations.

Dependence on Purchase and Sale Facilities

         In order to fund new loan and asset originations and purchases, the Company is dependent upon its ability to sell loans and other assets through CSAF III and CSAF IV under the Purchase and Sale Facilities with certain financial institutions. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. A portion of the purchase price for any assets (typically 5% to 10%) is generally deposited by CSAF III or CSAF IV into an account held by the financial institution on behalf of CSAF III or CSAF IV, against which the financial institution may set off any losses incurred in the resale of such assets. In each Purchase and Sale Facility the financial institution has granted CSAF III and CSAF IV a right of first refusal based on a bona fide third-party offer to repurchase the loans and other assets purchased by the financial institution under the facility. CSAF III and CSAF IV also have a call option that may be exercised at any time to repurchase assets that are substantially similar. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of CSAF III or CSAF IV or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under all indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of CSAF III or CSAF IV or the Company (as guarantor); and (iii) certain bankruptcy events of CSAF III or CSAF IV or the Company (as guarantor). The Company has guaranteed CSAF III's and CSAF IV's obligations under the Purchase and Sale Facilities.

         As of December 31, 1996, the Company had $2.0 billion of committed and an additional $950 million of uncommitted capacity under the Purchase and Sale Facilities and had utilized $1.3 billion of such capacity. The Company utilized the Purchase and Sale Facilities to sell and repurchase assets totaling $4.8 billion, $5.7 billion, $2.5 billion and $1.2 billion in the nine months ended December 31, 1996 and fiscal 1996, 1995, and 1994, respectively. The Company's need for capacity under the Purchase and Sale Facilities or from other third party financing will increase as its volume of loan origination and purchasing grows.

         Although the Company expects to be able to obtain replacement financing or asset purchase commitments when the Company's current Purchase and Sale Facilities expire or additional financing or asset purchase commitments when such agreements become fully utilized, there can be no assurance that such financing will be obtainable on as favorable terms, if at all. To the extent that the Company is unable to arrange any third party or other financing, the Company's loan origination and purchasing activities would be adversely affected, which could have a material adverse effect on the Company's operations, financial results and cash position.

Effect of Certain Debt Obligations on the Company

Effect of the Senior Notes Due 2003

         In August 1996, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Notes, due 2003. The indenture pursuant to which the 8 3/8% Senior Notes were issued (the "Indenture") also places certain restrictions on the Company which may limit the Company's operating flexibility. Such restrictions include the following: (i) limitations on indebtedness; (ii) limitations on liens;

(iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the 8 3/8% Senior Notes, all restrictions described above, other than the limitations on liens, will be suspended. No assurance can be given that the 8 3/8% Senior Notes will receive investment grade ratings at any time in the future.

         In addition, upon a "change of control," the holders of the 8 3/8% Senior Notes may cause the Company to repurchase the 8 3/8% Senior Notes. A "change of control" as defined in the Indenture includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

         The occurrence of an event of default under the Indenture or a "change of control" could have a material adverse effect upon the Company. See "Description of Certain Indebtedness and Financing Arrangements" and "Description of the New Notes--Change of Control."

Effect of Credit Facility

         The Company's $200 million Credit Facility contains a number of restrictive covenants including: (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the Credit Facility based on this test. See "Description of Certain Indebtedness and Financing Arrangements."

Effect of Continental Grain's Debt Agreements

         Continental Grain's debt agreements with its lenders and certain guarantees provided by Continental Grain for the benefit of the Company (the "Continental Grain Debt Agreements") place certain restrictions on Continental Grain and the Company which will limit the Company's operating flexibility. Certain of the Continental Grain Debt Agreements require the consent of the lenders in connection with any equity financing by the Company. In order to comply with the other financial covenants applicable to Continental Grain and its subsidiaries under the Continental Grain Debt Agreements, Continental Grain will place limitations upon the Company's ability to incur debt, to sell its assets, to incur liens, to make acquisitions, investments and capital expenditures, to incur off-balance sheet contingent obligations, to reduce its working capital and to otherwise expand the Company's business in a manner that would be possible in the absence of such restrictions. The presence of such financial covenants in the Continental Grain Debt Agreements could present situations involving potential conflicts of interest for those members of the board of directors of the Company who also owe fiduciary duties to Continental Grain by virtue of their positions as officers or directors of Continental Grain. There can be no assurance that such conflicts of interest will be resolved in favor of the Company. Although it is Continental Grain's intention to seek to exclude the Company from the application of all or many of the covenants of Continental Grain's future debt agreements, there can be no assurance that the future debt agreements of Continental Grain will not continue to impose substantial limitations upon the Company.

Excess Spread Receivables

         As a fundamental part of its business and financing strategy, the Company sells substantially all of its loans or other assets through securitization. In a securitization, the Company sells loans or other assets that it has originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the Excess Spread. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum of the pass-through interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized.

         The majority of the Company's gross income is recognized as gain on sale of loans or other assets, which represents the present value of the Excess Spread, less origination and underwriting costs (the "Excess Spread Receivable"). The Company recognizes the gain on sale of loans or other assets in the fiscal year in which such loans or other assets are sold, although cash (representing the Excess Spread and servicing fees) is received by the Company over the life of the loans or other assets. Concurrent with recognizing such gain on sale, the Company records the Excess Spread Receivable as an asset on its consolidated balance sheet.

         In 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which requires fair value accounting for these securities. In accordance with the provisions of SFAS 115, the Company classifies subordinated classes of REMICs, owner trusts and grantor trusts as "trading securities" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. The Company determines fair value on a quarterly basis based on a discounted cash flow analysis. The cash flows are estimated as the excess of the weighted average coupon on each pool of consumer and commercial loans, leases and receivables (collectively, the "Receivables") sold over the sum of the pass-through interest rates plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the Receivables securitized, over the life of the Receivables. These cash flows are projected over the life of the Receivables using prepayment, default, and interest rate assumptions that the Company believes market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of such a financial instrument would demand. Higher than anticipated rates of loan prepayments or credit losses on the loans or other assets underlying the Excess Spread Receivables would require the Company to write down the value of the Excess Spread Receivables, which could have a material adverse impact on the Company's financial position and results of operations.

         At December 31, 1996, the Company's consolidated balance sheet reflected Excess Spread Receivables of $338.0 million. While the Company has consummated contingent recourse sales of Excess Spread Receivables from time to time, there is no liquid market for such Excess Spread Receivables. In fiscal 1995, CSAF began to sell certain Excess Spread Receivables. In connection with such sales, CSAF retains negotiated levels of recourse obligations in the event the purchaser does not realize expected cash flows from the Excess Spread Receivables that have been sold. Continental Grain has guaranteed, for a fee, CSAF's performance obligations under such sales, but is under no obligation to provide such guarantees for future transactions. If Continental Grain does not provide such guarantees in the future, the Company's ability to raise cash through CSAF by entering into future sales of its Excess Spread

Receivables with retained recourse could be impaired. CSAF's recourse obligations under the sales transactions could result in losses in the event cash flow from the Excess Spread Receivables that have been sold is significantly less than was anticipated at the time of the related sale. ContiFinancial Corporation, as well as Continental Grain, have guaranteed CSAF's performance obligations under each such sale. The cash proceeds from such sales for the nine months ended December 31, 1996 and in fiscal 1996 and 1995 aggregated $96.5 million, $54.5 million and $50 million, respectively. Of the Company's $293.2 million of Excess Spread Receivables at March 31, 1996, $56.4 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Of the Company's $338.0 million of Excess Spread Receivables at December 31, 1996, $95.2 million represented the fair value of subordinated retained interests in Excess Spread Receivables which the Company sold pursuant to contingent recourse sales. Since subordinated retained interests are designed to absorb changes in both the residual interest and the recourse sale amount, their value may be more adversely impacted than unsold Excess Spread Receivables under certain circumstances.

         In addition, for the nine months ended December 31, 1996 and for fiscal years 1996, 1995 and 1994, the Company sold without recourse $58.1 million, $53.5 million, $26.3 million and $17.6 million, respectively, of interest-only certificates which the Company generated from its securitization activities. These sales represent an important source of liquidity for the Company. Any impairment of the Company's ability to sell these interest-only certificates would require the Company to obtain the liquidity from other sources and thus could have a materially adverse impact on the Company's financial position or results of operations.

         Although the Company intends to continue to pursue opportunities to sell Excess Spread Receivables, no assurance can be given that such opportunities will be available in the future or that all or any portion of Excess Spread Receivables could in fact be sold at their stated value on the balance sheet, if at all. The Indenture, the Credit Facility, and the Continental Grain Debt Agreements place certain limitations on the Company's ability to incur indebtedness secured by its Excess Spread Receivables. Although the Company may seek in the future to negotiate such financing within the terms of such limitations, there can be no assurance that the Company will be able to identify sources of such financing or whether the terms of any such financing, if available, would be on terms the Company would consider favorable.

Significance of Servicing Income

         At December 31, 1996, the Company had a $5.7 billion servicing portfolio on which it earned servicing fees for its obligations/performance as servicer of its servicing portfolio of approximately 50 basis points (per annum), or $21.4 million of cash income for the nine months ended December 31, 1996. At March 31, 1996, the Company had a $3.9 billion servicing portfolio on which it earned approximately 50 basis points (per annum), or $19.5 million of cash income, in fiscal 1996. If prepayments on this portfolio were to significantly exceed management's estimate, there would be a material adverse effect on the Company's future cash flow. In addition, effective April 1, 1995, the Company adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights" ("SFAS 122") which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on its relative fair value. Higher than anticipated rates of loan prepayments, including repayments due to foreclosures or charge-offs, would require the Company to write down the value of capitalized servicing rights, which could have a material adverse impact on the Company's financial position or results of operations.

Financing Excess Spread Receivables for Strategic Alliance Clients

         The Company finances the Excess Spread Receivables of certain Strategic Alliance clients through loans secured by such Excess Spread Receivables or by a pledge of the stock of the special purpose corporation holding such Excess Spread Receivables. In a similar manner, the Company also finances the related Excess Spread, prior to the related securitization, of certain Strategic Alliance clients. As of December 31, 1996 and March 31, 1996, the total committed amount of such financings was $66.1 million and $57.6 million, respectively, and the amount outstanding in connection with such financings was $32.7 million and $32.4 million, respectively. The financed Excess Spread Receivables are generated through securitizations of home equity and home improvement loans. While all financed Excess Spread Receivables were issued in securitizations which yielded securities rated investment grade by nationally recognized statistical rating organizations, and all are financed at a discount to fair value determined after application of discounts for expected loss, prepayment and interest rate factors, the Strategic Alliance clients are often companies with limited operating histories and capital and have not been rated or have a non-investment grade credit rating. The value of the financed Excess Spread Receivables or Excess Spread is dependent on, among other things, the ability of the Strategic Alliance client to service its securitized assets in accordance with the specifications of the related pooling and servicing agreements. If a Strategic Alliance client were unable to meet its obligations under the pooling and servicing agreement pertaining to the financed Excess Spread Receivables, the value of such Excess Spread Receivables could decline to less than the amount of the loan it secures. In such cases, the Company would suffer losses.

Holding Company Structure

         The Company is a holding company which derives substantially all its operating income from its wholly-owned subsidiaries. The Company must rely upon payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of interest on and principal of the Notes. The ability of the Company's subsidiaries to make such payments will be subject to, among other things, applicable state laws. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes. See "Description of the Notes--Ranking."

Economic Conditions

General

         The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer and commercial credit and declining real estate and other asset values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers in the home equity loan market and certain other markets, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those experienced in such markets in general. In addition, in an economic slowdown or recession, the Company's servicing costs will increase. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect the Company's ability to sell loans or other assets through securitization and could increase the cost of selling loans or other assets through securitization, which could adversely affect the Company's financial condition and results of operations.

Interest Rates

         Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce servicing spreads. In addition, an increase in interest rates may decrease the demand for consumer or commercial credit. A substantial and sustained increase in interest rates could, among other things: (i) adversely affect the ability of the Company to purchase or originate loans or other assets; (ii) reduce the average size of loans underwritten by the Company; and (iii) reduce the gains recognized by the Company upon their securitization and sale. A decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the Excess Spread Receivables. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on loans held pending sale and the cost of funds obtained by the Company to finance such loans. In addition, inverse or flattened interest yield curves could have an adverse impact on the profitability of the Company because the loans or assets pooled and sold by the Company are priced based on long-term interest rates while the senior interests in the related REMIC, owner trust or grantor trust are priced on the basis of intermediate term United States Treasury rates.

Competition

         The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales.

         For the nine months ended December 31, 1996, 78% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Although the Company has recently diversified its origination capabilities with the acquisition of home equity companies with retail capabilities, wholesale loans are expected to remain a significant part of the Company's home equity loan production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

Contingent Risks

         Although the Company sells substantially all loans or other assets which it originates or purchases, the Company retains some degree of risk on substantially all loans or other assets sold. During the period of time that loans or other assets are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans or other assets. The Company continues to be subject to the risks of default and foreclosure following the sale of the loans or other assets through securitization to the extent that actual losses exceed the loss assumption made by the Company in valuing the Excess Spread received from its securitizations. The documents governing the Company's securitization program require (i) the Company to establish deposit accounts or (ii) the related trust to build overcollateralization levels by retaining Excess Spread distributions or applying Excess Spread distributions to reduce the principal balances of the senior interests issued by the trust. These actions serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans or other assets held by such trust. At December 31, 1996, credit-enhancement amounts (in the form of deposit accounts and overcollateralization levels) aggregated approximately $173.1 million. In addition, documents governing the Company's securitization programs require the Company to commit to repurchase or replace loans or other assets which do not conform to the representations and warranties made by the Company at the time of sale. When borrowers are delinquent in making monthly payments on loans included in a REMIC, owner trust or grantor trust, the Company is required, if it is the servicer of such loans, to advance amounts equal to the delinquent interest on such loans to the extent that the Company deems such advances ultimately recoverable. These advances may require funding from the Company's capital resources but have priority of repayment out of the trust from the succeeding month's payments on loans in the trust. The Company also has contingent risk with respect to financing through its Purchase and Sale Facilities and the sale of Excess Spread Receivables. See "--Ability to Service Debt; Negative Cash Flows and Capital Needs--Dependence on Purchase and Sale Facilities" and "--Excess Spread Receivables."

Concentration of Operations

         For the nine months ended December 31, 1996, approximately 49.0% (by dollar volume) of the home equity loans originated by the Company were secured by properties located in six states (Michigan, Ohio, Illinois, New York, New Jersey and Pennsylvania). Although the Company has expanded its mortgage origination network outside these states, the Company's origination business is likely to remain concentrated in these states for the near future. In addition, a substantial majority of the loans in the existing securitization pools are secured by properties located in these states. Consequently, the Company's results of operations and financial condition are dependent upon general trends in the economy and the residential real estate market in these states.

Right to Terminate Servicing

         At December 31, 1996 and March 31, 1996, approximately 79% and 89% (by dollar volume), respectively, of the Company's servicing portfolio consisted of loans securitized by the Company and sold to REMICs. The Company's form of pooling and servicing agreement for each of these trusts provides that the monoline insurance company insuring the senior interests in the related REMIC may terminate the Company's servicing rights if, among other things, the number of loans included in the REMIC which are delinquent for 90 days or more (including properties acquired upon foreclosure and not sold) exceeds 10% of the aggregate number of the loans included in such trust in four consecutive months. The delinquency rates with respect to five of the Company-sponsored pools has exceeded this rate, and although there can be no assurance that the Company will not have its servicing rights terminated, the Company presently does not expect such a termination will occur. There can be no assurance that delinquency rates with respect to other Company-sponsored pools will not exceed this rate in the future or, if exceeded, that the servicing rights would not be terminated. See "Business--Home Equity Loan Origination and Servicing--Loan Servicing."

Environmental Liabilities

         In the course of its business, the Company has acquired, and may in the future acquire, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or source thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties or that the Company would have adequate remedies against the prior owner or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected properties either prior to or following any such removal.

Government Regulation

         The home equity loan and financing operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business of the Company. In addition, changes in government sponsored loan programs, such as the Title I home improvement loan program, could adversely affect the business of the Company.

         In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to the Truth in Lending Act. Because the Riegle Act became effective in October 1995 the Company has limited experience and historical data to determine its impact. Although the Company believes that the Riegle Act will not have a material impact on its business, no assurance can be given. See "Regulation."

         As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As a registered broker-dealer, ContiFinancial Services is subject to certain minimum net capital rules and certain other requirements. Any changes in such requirements or the loss of the broker-dealer license of ContiFinancial Services, for any reason, could have a material adverse effect on the Company.

Investment Company Act Considerations

         The Company believes that it is not, and after giving effect to the Offering and use of proceeds therefrom will not be, an investment company as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act"). Among other things, under the Investment Company Act, an investment company is prohibited from engaging in certain activities, is restricted from entering into certain transactions with affiliated persons and interested persons, is governed by certain laws that limit the issuance of debt securities, preferred stock, warrants and rights to subscribe or purchase a security and is subject to certain restrictions on the payment of dividends, the making of loans and the purchase and redemption of its securities.

         The Company intends to continue its business and to conduct its operations so as not to become regulated as an investment company under the Investment Company Act. The Company's business strategy includes acquiring equity or debt interests in Strategic Alliance clients and investing in loans, other assets and Excess Spread Receivables. In order to avoid becoming an investment company, the Company will have to limit certain types of its investments or its activities. If the Company were to become an investment company for any reason, the Company could be required either (i) to change significantly the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company, either of which could have a material adverse effect on the Company and the market prices for the Common Stock.

Control of the Company

         Continental Grain currently owns approximately 81% of the Company's outstanding Common Stock. If the Primary Common Stock Offering is completed, Continental Grain will continue to be the Company's largest stockholder, owning approximately 76% of the Company's outstanding Common Stock (approximately 75% if the underwriters of the Primary Common Stock Offering exercise their over-allotment options in full). If the Forward Contract is entered into and satisfied, assuming Continental Grain delivers to the Trust the maximum number of shares of Common Stock subject thereto, and assuming no other sales of the Company's Common Stock by Continental Grain, Continental Grain would own approximately 70% of the outstanding Common Stock (or approximately 69% of the outstanding Common Stock if the over-allotment options granted to the underwriters of the Primary Common Stock Offering and to the underwriters of the STRYPES are exercised in full). As a result, upon completion of the Primary Common Stock Offering and upon satisfaction of the Forward Contract (even assuming the maximum number of shares of Common Stock are delivered thereunder), Continental Grain will continue to be able to elect all of the directors of the Company and to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval. Except to the extent that it may deliver shares of Common Stock in satisfaction of its obligations under the Forward Contract, Continental Grain has advised the Company that its current intention is to continue to hold all shares of Common Stock beneficially owned by it. However, there can be no assurance that Continental Grain will not decide to sell all or a portion of its holdings at some future date.

Consequences of a Failure to Exchange Old Notes

         The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

         To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading in the Private Offerings, Resale and Trading through Automatic Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

         The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New
Notes--Amendments and Waivers."

         The Old Notes provide that, if the Exchange Offer is not consummated by , 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum commencing on August 10, 1997 until the Exchange Offer is consummated. See "Description of the Old Notes." Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Old Notes."

Absence of Public Market

         The Old Notes were issued to, and the Company believes the Old Notes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the New Notes. Although the New Notes generally may be resold or otherwise transferred by the holders (who are not affiliates of the Company ) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or the Old Notes or as to the liquidity of or the trading market for the New Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

         If a public trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount.

         Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities
Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act or pursuant to another effective registration statement.

         Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

Exchange Offer Procedures

         Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

                     USE OF PROCEEDS FROM SALE OF OLD NOTES

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

         The net proceeds to the Company from the sale of the Old Notes was approximately $197.7 million. The Company used all of such net proceeds, along with other available funds, to repay to Continental Grain (i) the Indenture Note which has an aggregate principal amount of $125 million, matures on February 14, 2001 and bears interest at a rate of 7.96% per annum and (ii) the Four Year Note which has an aggregate principal amount of $80 million (which includes $3 million of capitalized accrued interest for the six months ended February 14,
1997), matures on February 14, 2000 and bears interest at a rate of 8.02% per annum. See "Description of Certain Indebtedness and Financing Arrangements--Certain Indebtedness" and "Capitalization."

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company as of December 31, 1996, and as adjusted to give effect to (i) the sale by the Company of the Old Notes and (ii) the application of the estimated net proceeds therefrom. The issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will have no effect on the capitalization of the Company. See "Use of Proceeds from Sale of Old Notes," "Description of Certain Indebtedness and Financing Arrangements" and the Consolidated Financial Statements incorporated herein by reference.


                                                                     As of December 31, 1996
                                                                     -----------------------
                                                                      Actual     As Adjusted
                                                                     ---------   -----------
                                                                     (dollars in thousands)
Current portion of long-term debt:
   Capitalized leases ............................................   $     284    $     284
                                                                     =========    =========

Long-term debt:
   Capitalized leases ............................................         303          303
   Four Year Note ................................................      77,000         --
   Indenture Note ................................................     125,000         --
   8 3/8% Senior Notes Due 2003 (a) ..............................     299,170      299,170
   7 1/2% Senior Notes due 2002 ..................................        --        200,000
                                                                     ---------    ---------
      Total long-term debt .......................................   $ 501,473    $ 499,473
                                                                     ---------    ---------

Stockholders' equity:
   Preferred stock ($0.01 par value) 25,000,000 shares authorized;
      none issued and outstanding ................................        --           --
   Common stock ($0.01 par value) 250,000,000 shares authorized;
      44,380,949 shares issued and outstanding ...................         444          444
   Paid-in capital ...............................................     294,742      294,742
   Treasury stock ................................................        (713)        (713)
   Retained earnings .............................................      96,622       96,622
   Deferred compensation .........................................     (17,035)     (17,035)
                                                                     ---------    ---------
      Total stockholders' equity .................................     374,060      374,060
                                                                     ---------    ---------
          Total capitalization ...................................   $ 875,533    $ 873,533
                                                                     =========    =========

----------
(a)   See "Description of Certain Indebtedness and Financing Arrangements."

                                    BUSINESS

General

         ContiFinancial Corporation engages in the consumer and commercial finance business by originating and servicing home equity loans and by providing financing and asset securitization structuring and placement services to originators of a broad range of loans, leases and receivables. Securitization provides significant benefits, including greater operating leverage and reduced costs of funds, in the financing of assets, such as non-conforming home equity loans, equipment leases, home improvement loans, franchise loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, and timeshare loans. For the nine months ended December 31, 1996 and the year ended March 31, 1996, the Company originated or purchased $2.8 billion and $2.3 billion, respectively, of home equity loans through ContiMortgage. In addition, for the same periods, the Company securitized or sold $922 million and $2.0 billion, respectively, of loans and other assets for its clients. For the year ended March 31, 1996, approximately 72% of the Company's net income was derived from ContiMortgage's home equity lending business, while the remainder was derived from the Company's financing and asset securitization business.

         Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors. Loans are made to borrowers primarily for debt consolidation, home improvements, education or refinancing and are primarily secured by first mortgages on one- to four-family residential properties. ContiMortgage is devoting substantial resources and capital to: (i) increasing its market penetration across the United States; (ii) expanding its broker loan network to complement its existing wholesale loan network; (iii) adding new loan products;
(iv) expanding and diversifying its origination source; and (v) investing in information services and collection technologies.

         Two distinct factors drive the expansion of the Company's home equity loan business -- growth in volume of loans and access to the capital markets to facilitate the most efficient sale of these loans through securitization. The Company believes it has a competitive advantage because the management of ContiMortgage is able to focus exclusively on expanding the volume of loans originated or purchased, enhancing loan underwriting efficiencies and building its servicing portfolio while relying upon the professional staff of ContiTrade and ContiFinancial Services to focus exclusively on providing warehouse financing, hedging and securitization structuring and placement services. This specific industry expertise enables the Company to minimize its financing costs and interest rate exposure and maximize the proceeds and profits from its securitizations and growing servicing portfolio. Through December 31, 1996, ContiMortgage completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. As of December 31, 1996, ContiMortgage had a servicing portfolio of $5.7 billion.

         The Company, through its subsidiary, ContiTrade, provides financing and asset securitization structuring expertise and through its subsidiary, ContiFinancial Services, provides placement services. In this area, ContiTrade's management and execution of ContiMortgage's financing, hedging and securitization needs has served as a model for the Company's Strategic Alliances. The Company's strategy is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases, and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company offers Strategic Alliance clients complete balance sheet liability management, including warehouse financing, interest rate hedging services and the structuring and placement of asset portfolios in the form of asset-backed securities. This allows the management of its Strategic Alliance clients to focus on expanding and improving asset origination and servicing. For the years ended March 31, 1996 and 1995, services provided by ContiTrade to Strategic Alliance clients contributed $108.5 million and $14.8 million, respectively, to the total gross income of the Company.

         The Company earns fees for the financing and asset securitization services provided to its Strategic Alliance clients. In addition, in order to support its Strategic Alliance clients and to further enhance its returns, the Company may take what it believes to be manageable risk positions in its Strategic Alliances by purchasing whole loans (and issuing asset-backed securities and thus recognizing gain on sale) and providing financing of the Excess Spread Receivables owned by its clients. In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. The Company believes that its Strategic Alliance strategy results in the Company being less transaction oriented and more focused on increasing the long-term value of its Strategic Alliance clients. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements incorporated by reference herein. The Company currently holds four Strategic Alliance Equity Interests. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years.

         The Company's successful execution of its Strategic Alliance strategy to date has resulted in the addition of the following new business lines and securitization volume from 1991 through December 31, 1996: 27 home equity loan securitizations representing $2.1 billion (for clients other than ContiMortgage), 18 equipment lease securitizations for $1.4 billion, five adjustable rate mortgage securitizations for $642 million, seven Title I home improvement loan securitizations for $245 million, five franchise loan securitizations for $312 million, five commercial/multi-family whole loan portfolio sales for $712 million, four sub-prime auto securitizations for $248 million and one small business loan securitization for $20 million. The Company currently has 12 active Strategic Alliances. Two specialize in home equity loans, two focus on auto loans and leases, three concentrate on equipment leases and the remainder focus on other asset classes.

         In certain circumstances where the Company has had a business or a Strategic Alliance relationship, the Company has acquired some or all of the equity of consumer finance companies that would broaden the Company's product lines, diversify its origination capabilities and further its growth strategy. In the third quarter of fiscal 1997, the Company acquired four such enterprises -- ULG, Royal, Resource One and Triad. See "Prospectus Summary--Recent Developments."

Industry Overview

         The home mortgage market is the largest consumer finance market in the United States. Industry studies have estimated that home mortgage originations grew at an estimated 6.2% compound annual growth from $589 billion of home mortgages originated in 1990 to $797 billion of home mortgages originated in 1995. The non-conforming home equity loan sector of the home mortgage loan market has grown at a faster rate than the overall market. Industry studies have estimated that the non-conforming home equity loan originations grew at an estimated compound annual growth rate of 8.6% from $96 billion in 1990 to $145 billion in 1995. Despite the rapid growth and the size of this market, it is a relatively fragmented industry. The Company believes that the top five non-conforming home equity lenders accounted for only 9% of total non-conforming origination volume in calendar 1995.

         According to studies performed by David Olson Research Co., a group that has been analyzing the home equity loan industry since 1969, the growth in the volume of non-conforming home equity loans is attributable to, among other factors: (i) a larger number of borrowers seeking to consolidate their revolving credit debt and auto loans for a lower rate and payment; (ii) slow growth in real estate appreciation causing an increase in the number of borrowers seeking to make home improvements; (iii) increased entry into the home equity loan market by commercial banks as well as the growth in number and size of mortgage brokers making home equity financing more readily available; and (iv) growth in overall consumer awareness of the availability of home equity financing. In addition, the asset-backed securitization market has provided an important source of financing for originators of home equity loans. Industry publications report that asset-backed issuance of securities collateralized by home equity loans accounted for 24.7% or $38.6 billion, of the $156.0 billion asset-backed securities issued in calendar 1996.

The Company's Strategy

         The Company's strategy is to continue its strong growth in the consumer and commercial finance business through geographic expansion of its home equity loan business, diversification of origination capabilities, Strategic Alliance activities, selected acquisition opportunities ("Strategic Acquisitions") and investments in origination, servicing and collection information systems and technology. The Company seeks to become the most efficient low cost provider of non-conforming home equity loans underwritten in accordance with sound criteria and which perform with excellent delinquency, default and loss experience. Further, where prudent and appropriate, the Company will diversify into business lines which are otherwise under-served by the market presently and which can benefit from the lower cost of funds and discipline provided through securitization as well as from the Company's approach to growth in originations, servicing and collections as successfully applied to ContiMortgage.

         The Company is implementing its home equity loan growth strategy through the use of ContiMortgage as an origination, underwriting, servicing and sales platform. The Company channels its home equity loan products from the wholesale and small broker markets through ContiMortgage with its centralized underwriting, servicing and collections which are utilized by ContiMortgage's regional offices as well as the Company's home equity lending subsidiaries. Direct retail production through branch systems has been implemented by the acquisition of Royal and Resource One which combined have 36 branch offices located throughout the west, the mid-west and the northeast United States. ULG, another recent acquisition, originates home equity loans and home improvement loans nationally through direct mail and telemarketing. The full implementation of this growth strategy, through the completion of additional Strategic Alliances and Strategic Acquisitions, will allow the Company to build its market share by building a broad national penetration of all origination channels of the home equity market in the United States.

         The Company's strategy with respect to Strategic Alliance activities is to replicate its success with ContiMortgage by: (i) targeting classes of consumer and commercial loans, leases and receivables that have the potential to be financed more efficiently through securitization; (ii) identifying and establishing Strategic Alliances with originators of these assets that have experienced management teams, sophisticated systems and a proven track record of originating, underwriting, servicing and collecting consumer and commercial loans, leases and receivables; and (iii) securing from these originators a consistent flow of securitizable assets. The Company currently has 12 active Strategic Alliances. In addition, the Company may, from time to time, make an equity or subordinated debt investment in a Strategic Alliance client.

         In addition to substantial loan, lease, and receivable originations from Strategic Alliance clients, the Company originated in excess of $1 billion in commercial mortgage loans since fiscal 1995. The Company plans to expand its market share in multi-family, healthcare, and self-storage facilities and broaden its array of loan products in the commercial mortgage market sector.

         As a key part of its growth strategy to diversify into asset classes that can benefit from securitization, the Company has formed five Strategic Alliances with originators of non-prime and sub- prime auto loans since fiscal 1995. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, and collection of auto loans and losses. Consequently, after closely monitoring the performance and development of its Strategic Alliances in this industry, the Company acquired 56.0% of the outstanding common stock of Triad, a former Strategic Alliance. The Company's strategy is to apply to Triad the same disciplined approach to underwriting, credit, servicing and collections as had been applied to ContiMortgage. The Company believes that its strategy with respect to Triad, combined with prudent growth, will create a significant market presence in the non-prime automobile finance industry.

         The Company's strategy with respect to Strategic Acquisitions is an extension of its Strategic Alliance strategy, which the Company believes provides it with a unique capability to analyze and select acquisition opportunities. Specifically, the Company has targeted the acquisition of companies with which it has significant experience as either a Strategic Alliance or as a broker/loan originator which has been selling home equity loans to ContiMortgage and which will enhance the Company's geographic diversification product or method of origination. This focused approach on existing relationships using the considerable static pool data and analysis (loan characteristics, demographics, delinquencies, losses and prepayments) allows the Company to better judge: (i) the management team; (ii) the quality of the origination and underwriting; (iii) the ability to pass rating agency and/or financial guarantor scrutiny; and (iv) product consistency.

         The Company has sought to align itself with management teams which have consistently delivered securitizable product and which have demonstrated performance histories consistent with the Company's emphasis on quality originations rather than volume.

         The Strategic Acquisitions are deliberately structured to motivate the respective management teams to achieve goals consistent with those of the Company, with an emphasis on operating efficiencies and immediate accretion to earning per share. The Company's four Strategic Acquisitions to date have all included the following characteristics: (i) a purchase price providing for a modest upfront payment; (ii) subsequent installments based upon profit performance (i.e., net income, not volume); and (iii) management long-term incentives with attractive upside if successful in achieving agreed upon goals.

Home Equity Loan Origination and Servicing

         Through ContiMortgage, the Company is a leading originator, purchaser, seller and servicer of non-conforming home equity loans. ContiMortgage's home equity loan production has increased from $161.5 million for the year ended March 31, 1992 (its first full year of operations under the Company) to $2.3 billion for the year ended March 31, 1996, representing a 95% annual compound growth rate.

         In September 1996, the Company organized ContiWest Corporation to better administer and underwrite the Company's origination portfolio.

Loan Production

         Origination. ContiMortgage's and ContiWest's principal loan product is a non-conforming home equity loan with a fixed principal amount, interest rate, and term to maturity which is typically secured by a first mortgage on the borrower's residence. Currently, over 90% of originations are secured by a first lien mortgage. Non-conforming home equity loans are home equity loans made to borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies, such as Ginnie Mae, Fannie Mae and Freddie Mac. In fiscal 1994, ContiMortgage introduced an adjustable rate mortgage as part of its strategy to expand its product lines and service a broader range of borrower needs. The Company originates or purchases loans through ContiMortgage's headquarters in Horsham, Pennsylvania, ContiWest's headquarters in Las Vegas, Nevada and five regional offices nationwide. ContiMortgage and ContiWest obtain their loans through two primary sources in 47 states and the District of Columbia: wholesale, which represents loans purchased from mortgage bankers and commercial banks; and broker, which represents loans referred by brokers and are funded directly by ContiMortgage and ContiWest. New wholesale and broker relationships are subject to a thorough due diligence and approval process to ensure quality sources of new business. Once approved, loans from these new sources are initially subject to a higher level of scrutiny and quality control. See "--Quality Control."

         For the nine months ended December 31, 1996, wholesale originations accounted for approximately 78% of ContiMortgage's and ContiWest's loan production. The Company believes that wholesale loan sourcing provides a cost effective means of growing and sustaining origination volumes. Because wholesale sources underwrite loans to ContiMortgage's and ContiWest's underwriting guidelines and fund those loans in their own name, wholesale sources deliver pre-approved loan packages to ContiMortgage and ContiWest typically in excess of $1.0 million in size. As a result, the general and administrative expenses of the Company associated with wholesale loan purchases are significantly less than when loans are purchased or originated on a loan-by-loan basis. For the nine months ended December 31, 1996, ContiMortgage and ContiWest purchased loans from over 100 wholesale sources with no one source accounting for more than 10% and the top five wholesale sources accounting for 20% of total wholesale loan production.

         The following table illustrates the sources of ContiMortgage's and ContiWest's loan production:

                   Sources of Loan Originations and Purchases

                                                       As of December 31,               As of March 31,
                                                       ------------------ ---------------------------------------
                                                              1996            1996            1995          1994
                                                              ----            ----            ----          ----
                                                                            (dollars in thousands)
Independent Mortgage Brokers:
    Principal Balance...............................     $  621,319         $574,354        $304,196     $144,897
    Number of Loans.................................          9,054            8,465           4,862        2,112
    Average Principal Balance per Loan..............          $68.6            $67.9           $62.6        $68.6
Wholesale Correspondents:
    Principal Balance...............................     $2,138,755       $1,737,117      $1,024,779     $641,913
    Number of Loans.................................         33,896           28,268          17,759       10,390
    Average Principal Balance per Loan..............          $63.1            $61.5           $57.7        $61.8
Total Loan Originations and Purchases:
    Principal Balance...............................     $2,760,074       $2,311,471      $1,328,975     $786,810
    Number of Loans.................................         42,950           36,733          22,621       12,502
    Average Principal Balance per Loan..............          $64.3            $62.9           $58.7        $62.9

         Towards achieving its strategic objective of expanding and diversifying its sources of home equity loan production, the Company recently acquired three home equity lenders involved in retail home equity loan production. In November 1996, the Company purchased ULG, a West Coast-based home equity lender specializing in retail origination via direct mail and telemarketing throughout the United States and Royal, a California-based wholesale and retail originator of home equity loans. In December 1996, the Company purchased Resource One, a Pennsylvania-based home equity lender specializing in retail origination via direct mail, television, and telemarketing throughout the eastern and mid-western states. Combined, ULG, Royal and Resource One originated approximately $636 million of home equity loans and home improvement loans in calendar year 1996. The Company will securitize most of the home equity loans originated by these new subsidiaries through ContiMortgage. The Company believes these operations will contribute significantly to the Company's home equity loan production growth in the future.

         The Company's current origination volumes by state are delineated as follows:

         Geographic Distribution of U.S. Loan Originations and Purchases

                             Nine Months Ended
                             December 31, 1996         Year Ended March 31,
                             -----------------   -----------------------------
                                                    1996       1995      1994
                                                    ----       ----      ----
States:
    Michigan............              15%            11%          7%        5%
    Ohio................               8              8           7         6
    Illinois............               7              7           7         6
    New York............               7              9          10        16
    New Jersey..........               6              9          12        14
    Pennsylvania........               5              7           8         8
    North Carolina......               5              5           7         6
    California..........               5              2           0         0
    Florida.............               4              5           7         6
    Maryland............               4              5           4         4
    Massachusetts.......               3              4           4         3
    Indiana.............               3              4           4         3
    Georgia.............               2              3           4         5
    Connecticut.........               2              2           2         2
    Virginia............               2              2           2         1
    South Carolina......               2              2           2         2
    All other States....              20             15          13        13
                                    ----           ----        ----      ----
        Total...........            100%           100%        100%      100%
                                    ====           ====        ====      ====

         Underwriting. All loans are underwritten to the Company's underwriting guidelines. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. In the underwriting process, a credit package is submitted to the Company which includes a current appraisal from an independent appraiser, a property inspection, a credit report and a verification of employment. On a case-by-case basis, after review and approval by the Company's underwriters, home equity loans may be made or purchased which vary from the underwriting guidelines. However, any variations from guidelines must be approved by a senior underwriter or by a chief executive officer of ContiMortgage or ContiWest.

         The Company generally purchases or originates loans which either fully amortize over a period not to exceed 360 months or provide for amortization over a 360-month schedule with a "balloon" payment required at the maturity date, which will not be less than five years after origination. The loan amounts generally range from a minimum of $10,000 to a maximum of $350,000 unless a higher amount is specifically approved by the Chief Executive Officer of ContiMortgage or ContiWest. Management estimates that the current average home equity loan purchased or originated by ContiMortgage and ContiWest is approximately $65,000. ContiMortgage and ContiWest primarily purchase or originate non-purchase money first or second mortgage loans although ContiMortgage and ContiWest have programs for origination of certain purchase money first mortgages.

         The homes used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four-family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $35,000. Mobile housing or agricultural land are not accepted as collateral. In addition, mixed-use loans secured by owner-occupied properties, including one- to four-family and small multi-family residences, are made where the proceeds may be used for business purposes.

         Each property proposed as security for a loan must be appraised not more than six months prior to the date of such loan. The combined loan-to-value ratio of the first and second mortgages generally may not exceed 85%. If a prior mortgage exists, the Company reviews the first mortgage history. If it contains open end, advance or negative amortization provisions, the maximum potential first mortgage balance is used in calculating the combined loan-to-value ratio which determines the maximum loan amount. The Company does not purchase or originate loans where the first mortgage contains a shared appreciation clause.

         The Company also requires a credit report by an independent credit reporting agency which describes the applicant's credit history. Such credit reports typically reflect all delinquencies of 30 days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. Written verification is obtained on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. All taxes and assessments not included in the monthly payment must be verified as current.

         Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage, if any, and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

         Quality Control. The purpose of the Company's quality control program is: (i) to monitor and improve the overall quality of loan production generated by ContiMortgage's regional offices, ContiWest and wholesale sources; and (ii) to identify and communicate to management existing or potential underwriting and loan file packaging problems or areas of concern. Each month, the following sample of funded loans are examined: (i) a 10% random sample of all funded loans; (ii) a 1-3% random sample of loans underwritten at the maximum loan-to-value ratios for such risk class of loans; (iii) a 1-3% random sample of loans with a debt-to-income ratio greater than 50%; (iv) a minimum of the first five loans from any new origination source; and (v) loans selected in accordance with such other criteria as may be determined by management. The quality control file review examines compliance with underwriting guidelines and federal and state regulations. This is accomplished through a focus on: (i) accuracy of all credit and legal information; (ii) collateral analysis including re-appraisal of property (field or desk) and review of the original appraisal; (iii) employment and income verification; and (iv) legal document review to ensure that the appropriate documents are in place.

Purchase and Sale Facilities

         As of December 31, 1996, through CSAF III and CSAF IV, the Company had $2.0 billion of committed and an additional $950 million of uncommitted sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. The Company utilized the facilities to sell assets totalling $4.8 billion, $5.7 billion, $2.5 billion, $1.2 billion in the nine months ended December 31, 1996 and fiscal years 1996, 1995 and 1994, respectively. As of December 31, 1996, the Company had utilized $1.3 billion of the sale capacity under the Purchase and Sale Facilities. See "Risk Factors--Ability to Service Debt; Negative Cash Flows and Capital Needs--Dependence on Purchase and Sale Facilities."

Loan Securitization

         General. The primary funding strategy of the Company is to securitize loans purchased or originated. The Company's origination sources: ContiMortgage, ContiWest, ULG, Royal and Resource One (collectively, the "Home Equity Companies"), benefit from the reduced cost of funds and greater leverage provided through securitization. Through December 31, 1996, including its first $31 million AAA/Aaa-rated REMIC pass-through certificate offering, which was privately placed by ContiFinancial Services in March 1991, ContiMortgage had completed 25 AAA/Aaa-rated REMIC securitizations totalling $6.3 billion. Management has structured the operations and processes of the Home Equity Companies specifically for the purpose of efficiently originating and underwriting for securitization in order to meet the requirements of rating agencies, credit enhancers and AAA/Aaa-rated REMIC pass-through investors. Additionally, the Company has determined that it is most efficient to have one home equity servicing and sales platform. Consequently, the Company has designated ContiMortgage to be the servicing provider for the Home Equity Companies. ContiMortgage is one of the leading servicers of non-conforming home equity loans in the United States. Since June 1994, ContiMortgage has completed 11 public REMIC securitizations for $5.2 billion and is a recognized and respected name in the asset-backed market. The Company plans to leverage off this market presence by securitizing the production of the Home Equity Companies through ContiMortgage. ContiMortgage generally seeks to enter the public securitization market at a minimum on a quarterly basis. In connection with these securitizations, ContiTrade and ContiFinancial Services provide securitization structuring and placement services, respectively.

         In a securitization, the Company sells the loans that it has purchased or originated to a REMIC, owner trust or grantor trust for a cash purchase price and an interest in the loans or other assets securitized (in the form of the Excess Spread). The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the Excess Spread. The Excess Spread is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate.

         The purchasers of the pass-through certificates receive a credit-enhanced security. Credit enhancement is generally achieved through two sources: (i) subordination of an amount of Excess Spread retained by the Company; and (ii) an insurance policy provided by an AAA/Aaa-rated monoline insurance company. As a result, each offering of senior REMIC pass-through certificates receives ratings of AAA from Standard & Poor's Ratings Services and Fitch Investors Service, L.P. and Aaa from Moody's Investors Service, Inc.

         The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the REMIC require either (i) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by the Company or (ii) the overcollateralization of the REMIC, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the senior REMIC pass-through certificates. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the monoline insurance company policy will pay any losses thereafter experienced by holders of the senior interests in the related REMIC. To date, there have been no claims on any monoline insurance company policy obtained in any of the Company's securitizations.

         Hedging. A fixed rate loan inventory held for sale will have a smaller Excess Spread if interest rates rise before the loans are sold. Conversely, falling rates expand the Excess Spread. As such, it is the Company's policy to actively monitor its exposure to interest rates and hedge this exposure through the use of United States Treasury securities and futures contracts.

         Whole Loan Sales. From time to time, the Company will sell loans on a whole loan basis when and where pricing is more attractive than that available through securitization. For the years ended March 31, 1996 and 1995 whole loan sales accounted for less than 3% of ContiMortgage's total volume of loan sales and securitizations. Because cash is received when the loans are sold, the full gain on sale is recorded at the time of sale. In the nine months ended December 31, 1996, ContiMortgage and ContiWest sold $453 million of home equity loans in whole loan sales generating $22.9 million of cash proceeds.

Loan Servicing

         Overview. The Company generally retains the right to service the home equity loans it originates or purchases. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, investor reporting, accounting for principal and interest, contacting delinquent borrowers, conducting foreclosure proceedings and disposing of foreclosed properties. As of March 31, 1996, ContiMortgage was servicing 65,121 loans in 44 states and the District of Columbia with an outstanding balance of $3.9 billion, an increase in outstanding balance of 76% from March 31, 1995. As of December 31, 1996, ContiMortgage's servicing portfolio has increased to 93,372 loans with an outstanding balance of $5.7 billion. As the servicing portfolio grows, the Company expects to recognize increasing economies of scale and cash flow. As of December 31, 1996, ContiMortgage's $5.7 billion servicing portfolio was earning a servicing fee of approximately 50 basis points per annum.

         ContiMortgage has developed a sophisticated computer-based mortgage servicing operation that enables the Company to provide effective and efficient processing of home equity loans. The key elements of any servicing operation are the quality and experience of the staff and the effectiveness of the computer software.

         The servicing system is an on-line real time system. It provides payment-processing and cashiering functions, automated payoff statements, on-line collections, hazard insurance and tax monitoring and a full range of investor-reporting requirements for both fixed rate and adjustable rate loans. The monthly investor-reporting package includes a trial balance, accrued interest report, remittance report and delinquency reports.

         Formal written procedures have been established for payment processing, new loan set-up, customer service, tax and insurance monitoring. The servicing system is documented by vendor-supplied instructional material, as well as by in-house instructional documentation.

         ContiMortgage is a Fannie Mae/Freddie Mac approved seller/servicer. As such, ContiMortgage is subject to thorough scrutiny of its policies, procedures and business, and is qualified to underwrite, sell and service loans on behalf of both Fannie Mae and Freddie Mac. This designation is typically a prerequisite for loan securitization.

         The pooling and servicing agreements which govern the distribution of cash flows within the REMIC trusts generally require that ContiMortgage, as servicer, advance interest (but not principal) on any delinquent loans to the holders of the senior interests in the related REMIC trust until satisfaction of the note, liquidation of the mortgaged property or charge-off of the loan to the extent ContiMortgage deems such advances of interest to be ultimately recoverable. To the extent there are any realized losses on loans, such losses are paid out of the related reserve account, out of principal and interest payments on overcollateralized amounts or, if necessary, from the related monoline insurance company policy.

         Collections. The ContiMortgage collection department, which consists of 161 employees, is organized into three divisions (two collection divisions and one default division), each led by a collection supervisor. The collection divisions are each comprised of six teams, consisting of one team leader and seven loan counselors, whose responsibilities include contacting first payment defaults that are one to ten days delinquent and post-30 day delinquent accounts. In March 1996, each collection division was restructured to include an auto-dial team of collectors to handle pre-30 day delinquent accounts. In addition, there is a loss mitigation team which generally contacts mortgagors who are three payments in arrears to determine if a special forbearance repayment agreement can be arranged or if legal action needs to be initiated. In certain cases, delinquent loans are forwarded to the default division for legal action by a foreclosure or bankruptcy team. If a property is acquired through foreclosure, the Company will market the property for liquidation of the asset and recovery.

         Generally, collection activity will commence once a loan has not paid within five days of the due date. Once a loan becomes 30 days past due, a collection supervisor generally analyzes the account to determine the appropriate course of action. On or about the 45th day of delinquency, each property is typically inspected. The inspection indicates if the property is occupied or vacant, the general condition of the property, whether the condition is deteriorating, and a recommendation for securing, repair or maintenance. Borrowers usually will be contacted by telephone at least five times and also by written correspondence before the loan becomes more than 60 days delinquent. Collection activity on accounts 60 days or more delinquent typically emphasize curing the delinquency, including the use of formal forbearance, refinance and voluntary liquidation and other means directed at completely curing the delinquency. In most cases, accounts that cannot be cured by reasonable means will be moved to foreclosure as soon as all legal documentation permits.

         Depending upon the circumstances surrounding the delinquent account, a temporary suspension of payments or a repayment plan to return the account to an up-to-date status may be authorized by the collection supervisor. In any event, it is the Company's policy to work with the delinquent customer to resolve the past due balance before legal action is initiated.

         Mortgaged properties securing loans that are more than 60 days delinquent, including loans in foreclosure, are typically inspected on a monthly basis. In most cases, the cost of these inspections will be advanced by ContiMortgage and charged to the individual escrow accounts of the borrowers. The Company expects that the cost of inspections generally will be recovered through reinstatement, liquidation or payoff. The collection supervisor generally reviews each inspection report and takes whatever corrective action is necessary. The cost to secure, winterize or maintain a property are typically charged to the borrower's escrow account. If and when a property moves to foreclosure status, a foreclosure coordinator will review all previous inspection reports, evaluate the lien and equity position and obtain any additional information as necessary. The ultimate decision to foreclose, after all necessary information is obtained, is made by an officer of ContiMortgage.

         Foreclosure regulations and practices and the rights of the owner in default vary from state to state, but generally formal legal action may be initiated if: (i) the loan is 90 days or more delinquent; (ii) a notice of default on a senior lien is received; or (iii) ContiMortgage discovers circumstances indicating potential loss exposure.

         Technology. ContiMortgage believes that the effective use of technology will lead to greater servicing efficiencies and economies of scale, thus reducing costs and increasing overall profitability. ContiMortgage uses technology in the areas of origination processing, loan servicing and investor reporting, collections and foreclosure management. As part of ContiMortgage's technology strategy, management is continually evaluating system requirements to ensure adequate systems and processing capacity are available.

         ContiMortgage uses an IBM AS/400 computer system to serve as the hardware platform for its origination and servicing software. The mortgage origination system used by ContiMortgage provides database management and automated document production necessary for loan originating and processing. The system provides distributed processing to ContiMortgage's regional offices and ContiWest, centralized management over its databases, and automatically produces all necessary mortgage documents.

         The Company's computer system provides all the standard processing functions necessary to service a loan and report loan activity. The system provides information on mortgage originations and pipeline processing, funding and wiring of funds to closing agents, and automated loan delivery including REMIC processing and reporting.

         The system also provides an on-line collections system that automatically prompts collectors to make collection calls and logs and displays the results of previous conversations with borrowers regarding their delinquency history. In fiscal 1997, ContiMortgage integrated the on-line collections system with a state of the art predictive power dialer. The predictive dialer is a tool which utilizes past payment history and other information to determine when the customer needs to be called, the type of collection call to be made and then provides collectors with an automated connection to that borrower. Further, the predictive dialer is used for all borrowers 5 to 60 days delinquent. Upon transfer of a delinquent account to the default status, The Problem Loan System establishes and monitors all actions of the foreclosure process and prompts foreclosure staff to execute appropriate actions on the appropriate date.

         Credit Quality of Home Equity Loan Servicing Portfolio. The following table illustrates ContiMortgage's delinquency and charge-off experience with respect to its home equity loan portfolio:

                      Delinquency and Default Experience of
                       ContiMortgage's Servicing Portfolio
                              of Home Equity Loans

                           At December 31,                                                    At March 31,
                        --------------------  --------------------------------------------------------------------------------------
                                1996                  1996                 1995                  1994                   1993
                        --------------------- --------------------  --------------------  --------------------  --------------------
                         Number of  Principal  Number of  Principal Number of  Principal   Number of Principal  Number of  Principal
                           Loans     Balance     Loans     Balance   Loans      Balance     Loans     Balance    Loans      Balance
                         ---------  ---------  ---------  --------- ---------  ---------   --------- ---------  ---------  ---------
                                                                        (dollars in thousands)
Portfolio..............    93,372  $5,699,145    65,121 $3,863,575   38,740   $2,192,190    20,146 $1,105,393    11,093    $484,857
Delinquency percentage(a)
  30-59 days...........     3.31%       3.09%     2.01%      1.81%    0.89%        0.83%     0.57%      0.51%     0.54%       0.49%
  60-89 days...........     0.74%       0.72%     0.48%      0.47%    0.30%        0.36%     0.18%      0.19%     0.29%       0.27%
  90 days and over.....     0.33%       0.36%     0.15%      0.23%    0.44%        0.45%     0.30%      0.27%     0.42%       0.44%
    Total delinquency..     4.38%       4.17%     2.64%      2.51%    1.63%        1.64%     1.05%      0.97%     1.25%       1.20%
    Total delinquency
      amount...........     4,088    $237,642     1,721    $97,082      633      $35,980       199    $10,036       139      $5,794
Default percentage(b)
 Foreclosure...........     2.51%       2.62%     2.30%      2.42%    0.42%        0.46%     0.50%      0.53%     0.68%       0.83%
 Bankruptcy............     1.12%       1.12%     0.78%      0.74%    0.39%        0.41%     0.26%      0.23%     0.54%       0.69%
 Real estate owned.....     0.43%       0.49%     0.11%      0.13%    0.09%        0.09%     0.05%      0.05%     0.15%       0.18%
 Forbearance...........     0.14%       0.15%     0.24%      0.25%    0.20%        0.20%       N/A        N/A       N/A         N/A
   Total default.......     4.20%       4.38%     3.43%      3.54%    1.10%        1.16%     0.81%      0.81%     1.37%       1.70%
   Total default amount     3,926    $249,714     2,232   $136,796      426      $25,486       177     $9,615       152      $8,263

                                At March 31,
                           --------------------
                                   1992
                           --------------------
                           Number of  Principal
                            Loans      Balance
                           ---------  ---------
Portfolio..............      8,797    $307,164
Delinquency percentage(a)
  30-59 days...........      1.82%       2.08%
  60-89 days...........      0.59%       0.77%
  90 days and over.....      0.54%       0.83%
    Total delinquency..      2.95%       3.68%
    Total delinquency
      amount...........        260     $11,596
Default percentage(b)
 Foreclosure...........      0.66%       1.14%
 Bankruptcy............      0.51%       0.89%
 Real estate owned.....      0.18%       0.43%
 Forbearance...........        N/A         N/A
   Total default.......      1.35%       2.46%
   Total default amount        119      $7,755

----------
(a) The delinquency percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and outstanding principal balance of home equity loans for which payments are contractually past due, exclusive of home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

(b) The default percentage represents, as a percentage of the total number and aggregate principal balance of loans as of the relevant date, the number and dollar value of delinquent payments on home equity loans in foreclosure, bankruptcy, real estate owned or forbearance.

         The following table illustrates ContiMortgage's loan loss experience with respect to its home equity loan portfolio:

                             Loan Loss Experience on
                       ContiMortgage's Servicing Portfolio
                              of Home Equity Loans

                                   Nine Months
                                      Ended                              Years Ended March 31,
                                   December 31,    -------------------------------------------------------------
                                       1996            1996          1995         1994        1993         1992
                                   --------------  -----------    ----------    --------    --------    --------
                                                              (dollars in thousands)
Average Amount
  Outstanding (a) ..............   $4,472,732       $2,858,790    $1,663,865    $745,351    $396,910    $237,979
Net Losses (b) .................   $    8,211       $    3,781    $    1,313    $  1,108    $  1,076    $    911
Net Losses after Recoveries (c)    $    8,170       $    3,686    $    1,308    $  1,108    $  1,036    $    647
Net Losses as a Percentage of
  Average Amount Outstanding ...         0.18%(d)         0.13%         0.08%       0.15%       0.26%       0.27%

----------
(a) The average of the aggregate principal balances of the home equity loans outstanding on the last business day of each month during the period.
(b) Actual losses incurred on liquidated properties for each respective period. Losses include all principal, foreclosure costs and all accrued interest.
(c) Net losses after recoveries from deficiency judgments (net of expenses).
(d) This percentage is based on data for the nine months ended December 31, 1996 and is not necessarily indicative of an annualized percentage.

         In fiscal 1994, the Company made a strategic decision to increase its mix of higher yielding, lower loan-to-value B, C and D grade loans. The ratings are those employed by the Company in its grading system, which the Company believes is similar to grading systems used in the non-conforming home equity loan industry. As a result of this strategic decision, delinquency levels have increased as anticipated and are expected to continue to increase as the loan mix shifts toward more B, C and D loans and such types of loans in the portfolio become more seasoned. The Company believes that this increase in delinquency levels is more than offset by the higher yields associated with B, C and D loans and the lower loan-to-value ratios which provide a larger equity cushion against loss in the event of foreclosure. The Company will closely monitor the expected increase in delinquency rates.

         The following chart generally outlines certain parameters of the credit grades of ContiMortgage's and ContiWest's current underwriting guidelines:

                          Description of Credit Grades

----------------------------------------------------------------------------------------------------------------------------------
                         "A" CREDIT GRADE           "B" CREDIT GRADE         "C" CREDIT GRADE           "D" CREDIT GRADE
----------------------------------------------------------------------------------------------------------------------------------
General Repayment        Has good credit but        Pays the majority of      Marginal credit history    Designed to provide a
                         might have some minor      accounts on time but      which is offset by other   borrower with poor
                         delinquency.               has some 30- and/or       positive attributes.       credit history an
                                                    60-day delinquency.                                  opportunity to correct
                                                                                                         past credit problems
                                                                                                         through lower monthly
                                                                                                         payments.
----------------------------------------------------------------------------------------------------------------------------------
Existing Mortgage        Current at application     Current at application    Cannot exceed four 30-     Must be paid in full
Loans                    time and a maximum of      time and a maximum        day delinquencies or one   from loan proceeds and
                         two 30-day                 of three 30-day           60-day delinquencies in    no more than 119 days'
                         delinquencies in the past  delinquencies in the      the past 12 months.        delinquency.
                         12 months.                 past 12 months.
----------------------------------------------------------------------------------------------------------------------------------
Non-Mortgage Credit      Major credit and           Major credit and          Major credit and           Major and minor credit
                         installment debt should    installment debt can      installment debt can       delinquency is
                         be current but may         exhibit some minor 30-    exhibit some minor 30-     acceptable, but must
                         exhibit some minor 30-     and/or 60-day             and/or 90-day              demonstrate some
                         day delinquency.  Minor    delinquency.  Minor       delinquency.  Minor        payment regularity.
                         credit may exhibit some    credit may exhibit up     credit may exhibit more
                         minor delinquency.         to 90-day delinquency.    serious delinquency.
----------------------------------------------------------------------------------------------------------------------------------
Bankruptcy Filings       Charge-offs, judgments,    Discharged more than      Discharged more than       Discharged prior to
                         liens, and former          two years with            two years with             closing.
                         bankruptcies are           reestablished credit.     reestablished credit.
                         unacceptable.
----------------------------------------------------------------------------------------------------------------------------------
Debt Service-to-         Generally not to exceed    Generally not to          Generally not to exceed    Generally not to exceed
Income Ratio             45%.                       exceed 45%.               45%.                       50%.
----------------------------------------------------------------------------------------------------------------------------------
Maximum Loan-to-
Value Ratio:
----------------------------------------------------------------------------------------------------------------------------------
  Owner Occupied         Generally 80% (or 90%)     Generally 80% (or         Generally 75% (or 85%)     Generally 65% (or
                         for a 1 to 4 family        85%) for a 1 to 4         for a 1 to 4 family        70%) for a 1 to 4
                         dwelling residence; 70%    family dwelling           dwelling residence; 65%    family dwelling.
                         for a condominium.         residence; 65% for a      for a condominium.
                                                    condominium.
----------------------------------------------------------------------------------------------------------------------------------
  Non-Owner              Generally 70% for a 1      Generally 65% for a 1     Generally 65% for a 1      N/A
    Occupied             to 2 family dwelling,      to 2 family dwelling,     to 2 family dwelling,
                         65% for a 3 to 4 family.   60% for a 3 to 4          65% for a 3 to 4 family.
                                                    family.
----------------------------------------------------------------------------------------------------------------------------------

         The following tables illustrate the mix of credit grades of loans in the Company's servicing portfolio as of December 31, 1996 and March 31, 1996:

           ContiMortgage Servicing Portfolios as of December 31, 1996

                         Total                   Weighted       Weighted
Credit Grade          (dollars in     % of        Average        Average
------------          thousands)      Total       Coupon      Loan-to-Value
                      -----------     -----      --------     --------------
"A" Loan............. $3,042,155      53.4%       10.58%          75.58%
"B" Loan.............  1,568,530      27.5        11.55           74.07
"C" Loan.............    828,932      14.5        12.68           70.42
"D" Loan.............    216,511       3.8        14.44           57.47
Other................     43,017       0.8        13.60           57.15
                         -------     -----        ------          -----
     Total........... $5,699,145     100.0%       11.32%          73.59%


             ContiMortgage Servicing Portfolios as of March 31, 1996

                         Total                   Weighted       Weighted
Credit Grade          (dollars in     % of        Average        Average
------------          thousands)      Total       Coupon      Loan-to-Value
                      -----------     -----      --------     --------------
"A" Loan..............$2,054,985      53.2%       10.28%          73.9%
"B" Loan.............. 1,104,117      28.6        11.47           73.2
"C" Loan..............   509,839      13.2        12.85           69.1
"D" Loan..............   157,540       4.1        14.56           55.2
Other.................    37,094       0.9        13.60           57.2
                          ------      ----        -----           ----
     Total............$3,863,575     100.0%       11.16%          72.1%

         The following tables show how the mix of credit grades of loans that the Company originated has changed for the nine months ended December 31, 1996 and fiscal 1996, 1995 and 1994:

          ContiMortgage and ContiWest Loan Originations by Credit Grade

                     For Nine Months Ended December 31, 1996

                             Total                  Weighted        Weighted
Credit Grade              (dollars in    % of        Average         Average
------------               thousands)    Total       Coupon       Loan-to-Value
                          -----------    -----      --------      --------------
"A" Loan................   $1,408,849    51.1%        11.69%          77.3%
"B" Loan................      742,601    26.9         11.53           74.8
"C" Loan................      476,073    17.2         12.42           71.2
"D" Loan................      119,719     4.3         14.22           59.4
Other...................       12,832     0.5         12.66           57.7
                             --------   -----         -----           ----
     Total..............   $2,760,074   100.0%        11.89%          74.7%

                          For Year Ended March 31, 1996

                             Total                  Weighted        Weighted
Credit Grade              (dollars in    % of        Average         Average
------------               thousands)    Total       Coupon       Loan-to-Value
                          -----------    -----      --------      --------------
"A" Loan................   $1,101,261     47.7%       10.65%          76.0%
"B" Loan................      682,568     29.5        11.49           74.2
"C" Loan................      363,399     15.7        12.69           70.9
"D" Loan................      136,354      5.9        14.41           55.1
Other...................       27,889      1.2        13.29           55.2
                             --------    -----        -----           ----
     Total..............   $2,311,471    100.0%       11.47%           73.2%

                          For Year Ended March 31, 1995

                             Total                  Weighted        Weighted
Credit Grade              (dollars in    % of        Average         Average
------------               thousands)    Total       Coupon       Loan-to-Value
                          -----------    -----      --------      --------------
"A" Loan................     $675,823     50.8%       11.01%           73.0%
"B" Loan................      417,741     31.4        12.00            72.7
"C" Loan................      169,578     12.8        13.70            64.3
"D" Loan................       45,244      3.4        15.44            55.2
Other...................       20,974      1.6        14.61            55.5
                             --------     ----        -----            ----
     Total..............   $1,329,360    100.0%       11.87%           70.9%

                          For Year Ended March 31, 1994

                             Total                  Weighted        Weighted
Credit Grade              (dollars in    % of        Average         Average
------------               thousands)    Total       Coupon       Loan-to-Value
                          -----------    -----      --------      --------------
"A" Loan................   $  487,216     61.9%        9.45%          71.8%
"B" Loan................      217,684     27.7        10.83           69.4
"C" Loan................       68,531      8.7        12.72           63.7
"D" Loan................        9,380      1.2        14.74           50.2
Other...................        3,999      0.5        14.92           53.1
                             --------    -----        -----           ----
     Total..............     $786,810    100.0%       10.21%          70.1%

Financing and Asset Securitization Services

General

         The Company provides financing and asset securitization structuring and placement services to originators of a broad range of consumer and commercial loans, leases and receivables. Through the activities of its other two principal operating entities -- ContiTrade and ContiFinancial Services -- the Company focuses on providing financing and asset securitization services to both ContiMortgage and Strategic Alliance clients. ContiTrade provides financing, hedging and structuring of asset-backed securities. ContiFinancial Services, an NASD member and broker-dealer, privately places or underwrites offerings of asset-backed securities on behalf of the Company and its Strategic Alliance clients.

History

         In 1988, the Company structured and placed the first home equity loan asset-backed security utilizing a third party AAA/Aaa-rated financial guarantor. This structure became the industry standard for the securitization of home equity loans. Subsequently, the Company structured a number of home equity loan securitizations for other third parties and earned fees for placing the securities. The fees for placing securities, however, were far less significant than the gain on sale recognized by the issuers of the asset-backed securities. Therefore, in 1990, the Company decided to pursue the acquisition of a mortgage company in order to recognize the full financial benefits of securitization. In October 1990, the Company acquired ContiMortgage. Since 1991, on behalf of ContiMortgage and the Company's clients, the Company has structured and placed $12.9 billion of asset-backed securities representing 102 transactions.

Targeting Opportunities

         As described above, the Company seeks to identify consumer and commercial loans, leases or receivables that have the potential to be more efficiently financed through securitization and to form Strategic Alliances with the originators of such assets. Identifying such assets involves a thorough analysis and due diligence of: (i) the asset (loan, lease, or receivable); (ii) the management team of the potential Strategic Alliance client; and (iii) the servicing systems of the potential Strategic Alliance client. The credit review process of the Company seeks to determine whether or not a new asset is securitizable to investment grade and whether there exists a ready and interested investor base for the new product.

         Asset. The asset is analyzed by the Company from a cash flow perspective to ascertain the means by which it can be structured into an asset-backed security providing timely principal and interest payments to an investor. Rating agencies and financial guarantors are brought into the process early and prior to any commitment from the Company to ensure that the asset can earn an investment grade rating in a structure that is economically attractive to the issuer and investor. Under certain circumstances, potential investors in the new product are also consulted to determine market interest and acceptance. A significant component of the analysis is the review of the assets' delinquency and loss performance to date and the comparison of those levels to industry standards.

         Management. The Company conducts extensive due diligence on the asset originator and its management. The Company seeks to ensure that the management team has (i) the depth, resources, infrastructure and ability to grow its business prudently and (ii) the ability to manage the credit quality of its loan portfolio and maintain a prudent risk/reward relationship. The Company will not enter into a Strategic Alliance unless the Company and its potential Strategic Alliance client have a similar management philosophy.

         Servicing Systems. The examination of a potential client's servicing systems is a critical component of the Company's due diligence effort. The ability to track payment performance by borrowers, and the distribution of payments when received, is essential to securitization. The Company seeks to ensure that the servicing and management reporting systems are of high quality and efficiency and can be easily upgraded to accommodate growth in volume. Further, prior to the advance of any funds by the Company and prior to any securitization, the Company requires that a back-up servicer exist in the event of a loss of servicing quality or capability.

         Approval Process. The due diligence process and its results are outlined in a risk memorandum which serves as the basis for the decision to pursue a Strategic Alliance or other purchase of assets. The preparation of the risk memorandum is an intensive process, managed by the Company's Chief Credit Officer, and focuses on four areas: (i) background on company, management, asset and industry; (ii) risks and mitigating factors; (iii) projected profitability; and (iv) balance sheet and cash impact. Once the risk memorandum is completed, the decision to securitize a new class of assets with a new client is subject to approval by a credit committee consisting of senior executive officers of the Company. After the credit process is completed for a new client, each subsequent securitization transaction by that client will be subject to an abridged credit review process.

Client Services

         Through ContiTrade, the Company provides warehouse financing, whole loan purchasing, hedging, credit enhancement and Excess Spread Receivables financing services to both ContiMortgage and the Company's Strategic Alliance clients.

         Warehouse Financing. The Company makes financing available to its securitization clients through secured loans or purchase commitments to facilitate the accumulation of securitizable assets prior to securitization ("warehouse financing"). As of December 31, 1996 and March 31, 1996, through ContiTrade, the Company had committed $1.2 billion and $982 million, respectively, of financing to its third party clients, of which $614 million and $425 million, respectively, was drawn. Warehouse financing commitments are typically for a term of one year or less and are designed to fund only securitizable assets. Assets from a particular client typically remain in the warehouse for a period of 30 to 120 days at which point they are securitized and sold to institutional investors, in most cases, through ContiFinancial Services, the Company's NASD broker-dealer. The Company utilizes its Purchase and Sale Facilities to finance this warehouse financing. See "--Home Equity Loan Origination and Servicing--Purchase and Sale Facilities."

         Whole Loan Purchasing. The Company seeks opportunities to purchase assets for sale into securitized trusts and to recognize gain on sale. The Company's Strategic Alliance clients often seek to raise additional cash to cover the expenses and the negative cash flow associated with securitization. Therefore, whole loan pools of assets may be purchased by the Company from a Strategic Alliance client and then securitized under the Company's name or the name of its Strategic Alliance client. The Company will typically invest its capital in the transaction through the purchase of loans at a premium and the assumption of certain costs of securitization.

         Conduits. The Company also executes its loan purchase strategy through a loan conduit. Conduits are stand-alone securitization vehicles where the originator(s), underwriter(s), servicer(s) and seller(s) may all be different parties coming together to generate loans to be serviced and securitized. Conduits allow smaller originators to sell their product into a single securitizable pool, thus benefitting from the economies of scale and the ability to share the fixed transaction costs associated with securitization. The Company has established a conduit for commercial/multi-family mortgages ("ContiMAP"). The Company's role is to provide capital through warehouse financing and/or the purchase of loans at a premium and to ensure that the loans are underwritten to the conduit's underwriting guidelines and are thus securitizable. In addition, the Company also manages the ultimate sale or securitization of the loans originated through ContiMAP. The Company had previously also operated an adjustable rate mortgage conduit which has been recently closed due to the strategic acquisition of Royal, previously the major participant of the conduit.

         Hedging. As certain assets are accumulated for securitization, they are exposed to fluctuations in interest rates. This is because the securitization of each asset class is priced to the investor utilizing the United States Treasury Security with a maturity most closely matching the assets' average lives. Therefore, at the client's discretion, the Company will hedge the specific United States Treasury Security in the cash market.

         Credit Enhancement. To the extent that the securitization of a particular asset class requires credit enhancement in addition to the Excess Spread, the Company will consider providing that additional support in the form of (i) an initial deposit to be reimbursed from the cash flow of the assets securitized or (ii) the purchase of a mezzanine security.

         Excess Spread Receivables Financing. In certain cases, the Company finances a client's Excess Spread Receivables or Excess Spread in order to provide the client with cash to cover the expenses and negative cash flow associated with securitization. The financing is typically in the form of a secured loan. The Company commits to provide such financing only to its Strategic Alliance clients. In each case, in return for the financing, the Company typically receives ownership participations either in the Strategic Alliance clients or in the portfolio of loans securitized. As of December 31, 1996 and March 31, 1996, the total committed amount of such financings was $66.1 million and $57.6 million, respectively, and the amount outstanding of such financing was $32.7 million and $32.4 million, respectively.

ContiFinancial Services

         Through ContiFinancial Services, the Company's registered NASD broker-dealer, the Company provides placement services. Since 1991, the Company has structured or placed $12.9 billion of securitized assets representing 102 transactions both for ContiMortgage and other clients.

         ContiFinancial Services' placement capabilities accomplish two objectives: (i) generating fee income; and (ii) providing a controlled exit strategy for assets purchased or financed by allowing the Company and its Strategic Alliance clients to manage more effectively when and how transactions are brought to market. While ContiFinancial Services' placement capabilities have been primarily focused on private placements, to the extent opportunities exist in the public market, ContiFinancial Services will bid out the public underwriting business to other investment banks and manage the process on behalf of itself and its clients. The Company has filed a shelf registration statement with the Securities and Exchange Commission for up to $5.0 billion of certain asset-backed securities.

         If the Company is successful in a Strategic Alliance (earning fees for warehousing, gain on sale for whole loan purchases and sales, and fees for the placement of asset-backed securities) while its client experiences significant growth and profitability, the Strategic Alliance client will ultimately need the services of a larger full service investment bank. The Company's strategy, however, contemplates this evolution through: (i) continuing to purchase whole loans from the Strategic Alliance client; (ii) creating new loan conduits; (iii) recognizing the value of any Strategic Alliance Equity Interests, and, most importantly; (iv) continuing to develop new securitizable assets and Strategic Alliances.

Asset Classes

         Since 1991, the range of the Company's products has included home equity loans, adjustable rate mortgages, equipment leases, Title I home improvement loans, franchise loans, commercial/multi-family loans, non-prime and sub-prime auto loans and leases, small business loans and timeshare loans.

         The following table illustrates the Company's securitization volume and the addition of its new asset classes:

                       The Company's Securitization Volume
                                by Asset Classes

                                     Nine Months
                                        Ended                                                                      Total By
                                     December 31,                       Years Ended March 31,                    Asset Class
                                     ------------     ------------------------------------------------------     ------------
                                         1996           1996        1995         1994        1993       1992
                                         ----           ----        ----         ----        ----       ----
                                                                    (dollars in millions)
Home equity loans:
 ContiMortgage...............           $2,408        $2,030      $1,293         $772       $273        $188       $6,964
 Other.......................              250           755         340           60        148         519        2,072
                                        ------        ------      ------       ------       ----      ------      -------
 Total.......................           $2,658        $2,785      $1,633         $832       $421        $707       $9,036
Commercial/multi-family
  loans......................              437           186          89          ---        ---         ---          712
Title I home improvement
  loans......................              ---           ---         149           96        ---         ---          245
ARMs.........................              ---           505         101           36        ---         ---          642
Equipment leasing............              167           190         179          178        278         402        1,394
Franchise loans..............               21           145          98           48        ---         ---          312
Sub-prime auto...............               47           162          39          ---        ---         ---          248
Small business loans.........              ---            20         ---          ---        ---         ---           20
                                        ------        ------      ------       ------       ----      ------      -------
Total securitization volume..           $3,330        $3,993      $2,288       $1,190       $699      $1,109      $12,609
                                        ======        ======      ======       ======       ====      ======      =======

         Home Equity Loans. The home equity loan product is the flagship business for the Company. Having set the standard for the securitization of home equity loans at the inception of the market in 1988, the Company leveraged its financing capabilities and structured finance expertise by acquiring ContiMortgage in 1990 and establishing Strategic Alliances with other clients in the home equity loan industry. In addition to providing its financing, hedging and securitization services to ContiMortgage, resulting in 25 securitizations for $6.3 billion through December 31, 1996, the Company also provided its services to other clients, resulting in 27 securitizations for $2.1 billion since 1991 through December 31, 1996.

         In the home equity loan market, the Company's Strategic Alliance relationships vary in terms of products and services offered. Certain of these Strategic Alliances include the provision of warehouse financing and hedging in return for a committed flow of securitizable product for which it earns placement fees and gains on sale. Other Strategic Alliances include the provision of warehouse financing and hedging in return for a guaranteed flow of securitizable product as well as minority ownership in the form of warrants or warrant-like instruments.

         As part of its strategy of working closely with its Strategic Alliances and utilizing that relationship as a basis for monitoring growth and asset performance, the Company acquired ULG, a former Strategic Alliance.

         Commercial/Multi-Family Loans. In 1993, the Company established a commercial real estate conduit, ContiMAP, to satisfy a need in the marketplace for the financing of $0.5 to $25 million loans secured by commercial properties, such as multi-family dwellings, self storage facilities, assisted living and other health related facilities, retail and industrial buildings.

         ContiMAP purchases commercial real estate loans suitable for securitization and sale into the capital markets. The Company manages the aggregation and underwriting of the loans through correspondent relationships with established lending companies. The Company structured and placed these loans in two whole loan sales which at the time of sale provided more favorable pricing than securitization. In total, the Company has securitizations and sales totaling $712 million, representing 5 transactions. The Company's strategy is to grow ContiMAP by continuing to add additional qualified commercial lenders and by continuing to enhance its product offerings.

         Title I and Conventional Home Improvement Loans. Home improvement loans represent loans to homeowners, a portion of which may be guaranteed by the U.S. Government in the case of Title I home improvement loans for the purpose of certain pre-qualified home improvements. The Company decided to pursue this business line, which was a natural extension of its home equity loan business, because of its highly fragmented nature and the higher cost of funds through which these assets are typically being financed.

         The Company executed its first securitization in October 1993 in the form of a conduit where it financed and placed Title I and conventional home improvement loans on behalf of conduit participants. In addition to executing several additional conduit transactions, the Company established a Strategic Alliance with one of the conduit participants. Including three securitizations for its Strategic Alliance client, the Company had executed seven Title I and conventional home improvement loan securitizations for $245 million through December 31, 1996, including the first such securitization to be rated AAA/Aaa utilizing a third party financial guarantor. The Company's strategy is to facilitate the growth of its Strategic Alliance client through securitization, expanding its presence nationwide, building economies of scale and helping to create a low cost, high volume producer in an otherwise fragmented industry.

         The Company, through its newly acquired subsidiary, ULG, also originates Title I and conventional home improvement loans through retail origination channels. ULG currently obtains home improvement loan inquiries through a direct mail and telemarketing approach, reaching borrowers not contacted by the Company's other Strategic Alliance.

         Adjustable Rate Mortgages. The Company established its Adjustable Rate Mortgage Conduit ("ARM Conduit") in 1994 in order to: (i) leverage its expertise in the closely related fixed-rate home equity loan market and the relationships it developed in building that business; (ii) establish a more significant presence in the western United States which is primarily an ARM market; and
(iii) offer its current Strategic Alliance clients an outlet for a new product to offer its borrowers. The Company's ARM Conduit allowed smaller originators to sell their loan product into a single securitizable pool and to benefit from the economies of scale not otherwise available to them on a stand-alone basis. In 1996, the Company acquired Royal, the largest contributor to the ARM Conduit.

         Equipment Leasing. The equipment leasing industry is a highly fragmented industry which leases a wide array of equipment to predominately commercial users. The typical leasing company provides a specialized service to a relatively specific asset class (e.g., office equipment or medical equipment). The Company has financed various assets for several equipment lease company clients ranging from $300 fax machines to $3 million MRI machines.


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

         As of December 31, 1996, the equipment lease business line had resulted in the Company structuring and placing 18 securitizations on behalf of 10 issuers representing $1.4 billion in volume. While these relationships historically have been transaction oriented, the Company is actively pursuing Strategic Alliance opportunities to leverage its capabilities, product and market knowledge and establish a long-term, equity participation.

         Franchise Loans. Franchise loans represent loans to franchisees of top tier national restaurant chains and other franchise chains. In the Company's securitization of franchise loans, the underwriting process focuses on the franchisee borrower's ability to generate cash flow from the particular restaurant as opposed to more traditional financing, which is based upon hard collateral values or the credit rating of the franchisor.

         In 1993, the Company identified this niche opportunity and developed this business line in conjunction with a Strategic Alliance client. The Company believes that its warehouse financing, hedging, structured finance and placement capabilities combined with its unique approach to underwriting and credit analysis, will provide it with a competitive advantage. The Company's first securitization of this asset class was in January 1994 for $48 million and was rated A- by Duff and Phelps Credit Rating Co. The three subsequent deals were rated AAA/Aaa and represented the first securitizations of franchise loans to utilize a third party financial guarantor. Since 1993, the $312 million of franchise loans financed, securitized and placed by the Company have experienced no losses.

         Non-Prime and Sub-Prime Auto Loans and Leases. Non-prime and sub-prime automobile lending represents loans to credit-impaired borrowers. Like the home equity loan market, the Company believes that prudent loan underwriting and pricing, coupled with strong servicing and collections, mitigates the risk of the non-prime and sub-prime credit borrower. Non-prime auto loans and leases are originated to primarily "B" and "C" credit grade borrowers as opposed to sub-prime auto loans which are usually issued on a discount basis to "C-" and "D" credit grade borrowers.

         In November 1993, the Company established a Strategic Alliance with an auto finance company with extensive management experience in originating, underwriting and servicing securitized non-prime auto loans. The Company helped finance the start-up by providing an attractively priced warehouse line and access to capital to credit enhance this client's first securitization. In return, the Company received a warrant and participated in the client's first auto loan securitization of $39 million in September 1994.

         Since fiscal 1995, the Company has formed five Strategic Alliances with originators of non-prime and sub-prime auto loans. Management believes that this market benefits significantly from securitization through reduced cost of funds, and the discipline which the regular securitization process brings to the origination, underwriting, servicing, collection and monitoring of non-prime and sub-prime auto loans. Consequently, given the Company's experience in this industry, and having closely monitored the development of its Strategic Alliances, in November 1996, the Company purchased 53.5% of the common stock of Triad Financial Corporation, a California-based auto finance company specializing in origination of non-prime auto finance contracts for used and new vehicles. Triad has relationships with approximately 1,600 dealerships in 15 states, with California currently representing approximately 50% of loan originations. Triad's originations for the calendar year 1996 were $85 million. As with ContiMortgage, Triad utilizes centralized origination, underwriting and servicing techniques. In January 1997, the Company purchased an additional 2.5% of Triad. ContiFinancial will eventually acquire the remaining outstanding stock of Triad.

         The Company believes that significant opportunities still exist in the non-prime and sub-prime auto loan and lease market due to: (i) the higher cost of funds through which these assets are typically being financed; (ii) the discipline which the regular securitization process brings to the origination,


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

underwriting, servicing, collection and monitoring of auto loans and leases;
(iii) consolidation in the industry; and (iv) the Company's ability to identify strong management teams and provide its unique mix of products and services.

         Timeshare Loans. Timeshare loans are made to borrowers for the purchase of a real property interest in specific units at vacation resort properties. A number of major corporations have become involved in the industry in recent years, and through their advertising and marketing efforts, are increasing the public's awareness of the benefits of timesharing. Because timeshare financing is still a relatively new and fragmented industry, the Company believes that it provides significant growth potential to the extent that (i) the credit analysis and cash flow characteristics are similar to traditional home equity loans and
(ii) the lower cost of funds and greater operating leverage from securitization can be applied successfully.

         The Company has a Strategic Alliance client that develops resort properties for timeshare sales, finances ownership interests in such properties and manages the operations of the resort properties and their related homeowner's associations. The Company has provided a warehouse facility in return for a committed flow of securitizable timeshare loans and anticipates bringing its first transaction to market in 1997.

Warrants and Stock Ownership

         In certain of its Strategic Alliances, the Company may receive Strategic Alliance Equity Interests. All Strategic Alliance Equity Interests existing prior to the consummation of the IPO were retained by Continental Grain, and therefore, these assets are not reflected in the Company's Consolidated Financial Statements included herein. The Company currently holds four Strategic Alliance Equity Interests. Based on its prior experience, the Company does not anticipate that any Strategic Alliance Equity Interest that it holds or may acquire in the future will have any effect on the Company's financial position or results of operations until the business of the Strategic Alliance client matures, which typically takes several years. In addition, the Company may, from time to time, make a direct cash equity or subordinated debt investment in a Strategic Alliance client.

Competition

         The home equity loan market is highly competitive. The Company faces competition from other consumer finance lenders, mortgage lenders, mortgage brokers, commercial banks, mortgage banks, large securities firms, smaller boutique securities firms, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers. Heightened competition could contribute to higher prepayments. In addition, the current level of gains realized by the Company and its competitors on the sale of their home equity loans could attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. The principal competitive factors influencing the Company's business are its professional staff, the Company's reputation in the marketplace, its existing client relationships, the ability to commit capital to client transactions and its mix of market capabilities.

         Currently, some traditional financial institutions are aggressively promoting and pricing home equity loans. The Company does not believe that this trend has had a material impact on its competitive position because the Company's success is tied to its emphasis on timely customer service, on attracting borrowers whose needs are not met by traditional financial institutions and on the equity value of the property securing various types of loans. Nevertheless, there can be no assurance that the Company will


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

not face increased competition from traditional financial institutions attempting to enter into the Company's market.

         In fiscal 1996, 78% of the total home equity loans purchased and originated by ContiMortgage were wholesale loans. Wholesale loans are expected to remain a significant part of the Company's home equity loans production program. As a purchaser of wholesale loans, the Company is exposed to fluctuations in the volume and cost of wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

Employees

         At December 31, 1996 the Company had an aggregate of 1,346 employees. None of the Company's employees is represented by a labor union. The Company believes that its relations with its employees are good.

Legal Proceedings

         The Company has been named as a defendant in various legal actions arising from the conduct of its normal business activities. Although the amount of any liability that could arise with respect to these actions cannot be accurately predicted, in the opinion of the Company, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

                                   REGULATION

         General. The Company's businesses are subject to extensive regulation in the U.S. at both the Federal and state level. In the Company's home equity loan and financing businesses, regulated matters include loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices. As part of the Company's financing and asset securitization business, ContiFinancial Services is required to register as a broker-dealer with certain Federal and state securities regulatory agencies and is a member of the NASD.

         Truth in Lending. The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guarantees consumers a three day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects. If the Company were found not to be in compliance with TILA, aggrieved borrowers could have the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

         In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act makes certain amendments to TILA. The Riegle Act generally applies to mortgage loans (other than mortgage loans to finance the acquisition or initial construction of a dwelling) with (i) total points and fees upon origination exceeding eight percent of the loan amount (as adjusted for changes in the Consumer Price Index) or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing United States


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

Treasury securities ("Covered Loans"). The Company estimates that approximately 15% of the loans originated or purchased by the Company are Covered Loans.

         The Riegle Act imposes additional disclosure requirements on lenders originating Covered Loans and prohibits lenders from originating Covered Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. The Company believes that only a small portion of loans originated in fiscal 1996 were of the type that, unless modified, are prohibited by the Riegle Act. The Company is currently applying underwriting criteria to all Covered Loans that take into consideration the borrower's ability to repay.

         The Riegle Act also prohibits lenders from including prepayment fee clauses in Covered Loans to borrowers with a debt-to-income ratio in excess of 50% or Covered Loans used to refinance existing loans originated by the same lender. The Company reported $1.4 million, $0.4 million and $0.2 million in prepayment fee revenue in fiscal 1996, 1995 and 1994, respectively. The Company will continue to collect prepayment fees on loans originated prior to the October 1995 effectiveness of the Riegle Act and on non-Covered Loans as well as on Covered Loans in permitted circumstances. Because the Riegle Act did not become effective until October 1995, the level of prepayment fee revenue was not substantially affected in fiscal 1996, but the level of prepayment fee revenue may decline in future years. The Riegle Act imposes other restrictions on Covered Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

         Other Lending Laws. The Company is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

         In addition, the Company is subject to various other federal and state laws, rules and regulations governing, among other things, the licensing of, and procedures which must be followed by, mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws may result in civil and criminal liability and may, in some cases, give consumer borrowers the right to rescind their mortgage loan transactions and to demand the return of finance charges paid to the Company.

         In addition, certain of the loans purchased by the Company, such as Title I home improvement loans, are insured by an agency of the federal government. Such loans are subject to extensive government regulation.

         Environmental Liability. In the course of its business, the Company may acquire properties securing loans that are in default. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

    Broker/Dealer. In the Company's capital management services business, ContiFinancial Services acts as a placement agent and underwriter for public and private offerings of asset-backed securities. As a result, ContiFinancial Services is registered as a broker-dealer with the Commission, the State of California and the State of New York and is a member of the NASD. ContiFinancial Services is subject to regulation by the Commission, by the NASD and by state securities administrators in matters relating to the conduct of its securities business, including record keeping and reporting requirements, supervision and licensing of employees and obligations to customers. Additional legislation and regulations, including those relating to the activities of affiliates of broker-dealers, changes in rules promulgated by the Commission or other regulatory authorities and the NASD, changes in the interpretation or enforcement of existing laws and rules or changes in the special exemption of ContiFinancial Services may adversely affect the manner of operation and profitability of the Company.

         As a registered broker-dealer, ContiFinancial Services is subject to the Commission's net capital rules. These rules, which specify minimum net capital requirements for registered broker-dealers, are designed to ensure that broker-dealers maintain adequate regulatory capital in relation to their liabilities and the size of their customer business and have the effect of requiring that a substantial portion of their assets be kept in cash or highly liquid investments. Because it acts primarily as a private placement agent in asset-backed securities offerings, ContiFinancial Services operates under a less restrictive net capital standard. To the extent that the Company elects to expand its public underwriting capacity, it would be required to substantially increase the net capital of ContiFinancial Services. Under such circumstances, there can be no assurance that the Company will have the capital necessary to increase such net capital.

         Future Laws. Because each of the Company's businesses is highly regulated, the laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

         DESCRIPTION OF CERTAIN INDEBTEDNESS AND FINANCING ARRANGEMENTS

Certain Indebtedness

Senior Notes Due 2003

         In August 1996, the Company issued $300 million aggregate principal amount of 8 3/8% Senior Notes, due 2003. The Indenture contains a number of significant restrictive covenants including: (i) limitations on indebtedness;
(ii) limitations on liens; (iii) limitations on restricted payments such as dividends, repurchases of the Company's stock and repurchase of subordinated obligations; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidation. Upon receiving investment grade ratings from Moody's Investors Service, Inc. and Standard & Poor's Ratings Services with respect to the 8 3/8% Senior Notes, except for the limitations on liens, all other restrictions described above will be suspended. No assurance can be given that the Company will receive an investment grade rating at any time in the future. The Indenture also contains customary events of default relating to the Company and its subsidiaries. The 8 3/8% Senior Notes are redeemable at the option of the holders of the 8 3/8% Senior Notes upon the occurrence of a "change of control." A "change of control" as defined in the Indenture includes the occurrence of: (i) the acquisition of 35% of the outstanding Common Stock by a person other than Continental Grain or its shareholders at a time when Continental Grain or its shareholders own less than such amount owned by such greater than 35% shareholder; (ii) a change in the composition of a majority of the Board of Directors during any two consecutive years; and (iii) certain mergers and consolidations or sale of all or substantially all of the assets of the Company.

Credit Facility

         In January 1997, the Company entered into the Credit Facility, a $200 million unsecured revolving credit facility lead-managed by Credit Suisse and Dresdner Bank, with participation by a group of twelve other major U.S. and foreign banks. The Company has the option of several interest rate pricing alternatives under this three-year facility, including those based on LIBOR and the federal funds rates. The Credit Facility also contains a number of restrictive covenants including (i) limitations on indebtedness; (ii) limitations on liens; (iii) minimum net worth requirements; (iv) limitations on restrictions on distributions from subsidiaries; (v) limitations on sales of assets and subsidiary stock; and (vi) limitations on merger and consolidations. The Credit Facility also includes a monthly asset coverage test to determine availability under the Credit Facility. Currently the Company has full use of the facility based on this test.

Financing Arrangements

         Through CSAF III and CSAF IV, as of December 31, 1996 the Company had $2.0 billion of committed and an additional $950 million of uncommitted sale capacity under its Purchase and Sale Facilities. The Purchase and Sale Facilities allow CSAF III and CSAF IV to sell, with limited recourse, interests in designated pools of loans and other assets. Under these agreements, CSAF III or CSAF IV submits a purchase request to the financial institution specifying the assets to be sold and the terms of the proposed sale (including the sale price for the loans and other assets). If the proposed terms and assets are accepted, the financial institution is obligated to purchase the assets as long as the aggregate amount of assets bought and not yet resold by the financial institution has not exceeded the committed sale capacity under the Purchase and Sale Facility. The parties may agree to exceed the committed sale capacity under the Purchase and Sale Facility. A portion of the purchase price for any assets (typically 5% to 10%) is typically deposited by CSAF III or CSAF IV into an account held by the financial institution on behalf of CSAF III or CSAF IV, against which the financial institution may set off any


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

losses incurred in a resale of assets, up to the recourse amount described below. If any assets purchased by the financial institution should decrease in value beyond an agreed-upon allowance, the financial institution may resell the assets, with limited recourse to CSAF III or CSAF IV for any losses incurred as a result up to an agreed-upon amount (5% to 10% of such assets held by the financial institution on the date the assets may first be resold as a result of a decrease in value). In each Purchase and Sale Facility, the financial institution has granted CSAF III and CSAF IV a right of first refusal based on a bona fide offer from a third-party to repurchase the loans and other assets purchased by the financial institution under the facility. CSAF III and CSAF IV also have a call option that can be exercised at any time to repurchase assets that are substantially similar. The Purchase and Sale Facilities generally have one-year renewable terms (one Purchase and Sale Facility has a two-year term), all of which will expire between February 1997 and June 1998. The Company has guaranteed CSAF III's and CSAF IV's obligations under the Purchase and Sale Facilities. Unless waived, each Purchase and Sale Facility will terminate upon the occurrence of certain events, which include: (i) failure of CSAF III or CSAF IV or the Company (as guarantor) to perform under the terms and covenants of the Purchase and Sale Facility (including payment obligations), to make true representations and warranties regarding the assets sold and certain other matters, to make material scheduled payments under any indebtedness or to perform under any other agreement with the financial institution; (ii) any material adverse change in the financial condition of CSAF III or CSAF IV or the Company (as guarantor); and (iii) certain bankruptcy events of CSAF III or CSAF IV or the Company (as guarantor). The Company utilized the facilities to sell assets totaling $5.7 billion, $2.5 billion and $1.2 billion in fiscal years 1996, 1995 and 1994, respectively. As of December 31, 1996, the aggregate committed and uncommitted sale capacity under its Purchase and Sale Facilities was $2.0 billion and $950 million, respectively and the Company had utilized $1.3 billion of such capacity. See "Risk Factors--Ability to Service Debt; Negative Cash Flows and Capital Needs--Dependence on Purchase and Sale Facilities."

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

         In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to file and to use its best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for New Notes. A copy of the Registration Rights Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

         The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that
(i) the New Notes have been registered under the Securities Act and therefore are not subject to certain transfer restrictions applicable to the Old Notes and will not be entitled to registration rights or other rights under the Registration Rights Agreement, (ii) the New Notes are issuable in minimum denominations of $1,000 compared to minimum denominations of $100,000 for the Old Notes and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by , 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum commencing on August 10, 1997 until the Exchange Offer is consummated. See "Description of the Old Notes." Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

         The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

         Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from such holder, or any person whose Old Notes are held of record by The Depository Trust Company ("DTC") who desires to deliver such Old Notes by book-entry transfer at DTC.

Terms of the Exchange Offer

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $200,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $200,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 or any integral multiple thereof.

         The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $200,000,000 aggregate principal amount of Old Notes is outstanding.

         Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Securities."

         If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

         Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

         NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE

EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER BASED ON SUCH HOLDERS OWN FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

         The term "Expiration Date" means 5:00 p.m., New York City time, on , 1997 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

         The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, to (i) delay the acceptance of the Old Notes for exchange, (ii) terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

         Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of New Notes

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

         In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

         The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

         Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

         Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

Procedures for Tendering Old Notes

         Valid Tender. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

         If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

         THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

         DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         Signature Guarantees. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

         Guaranteed Delivery. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

         (1)      such tenders are made by or through an Eligible Institution;

         (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

         (3) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

         Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of

Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

         The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

         Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in their sole and absolute discretion, to reject any and all tenders determined by them not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

         The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company , the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

         If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

         A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

Resales of New Notes

         The Company is making the Exchange Offer for the New Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company/Initial Purchasers for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

         Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company , (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

         In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration

Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

Withdrawal Rights

         Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

         In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

         All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company , the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

Interest on New Notes

         Each New Note will bear interest at the rate of 7.5% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid
or duly provided for on such Old Note, from         , 1997 (the date of original
issuance of such Old Notes). Interest on the New Notes will be payable semiannually on March 15 and September 15 of each year, commencing on the first such date following the original issuance date of the New Notes.

         Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from
and after           , 1997.

Conditions to the Exchange Offer

         Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

         (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

         (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

         (c) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer;

         (d) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company , threatened for that purpose or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby;

         (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

         (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose;

         (g) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby; or

         (h) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

         If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a Prospectus supplement that will be distributed to the registered holders of the Old Notes and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

         [The Chase Manhattan Bank] has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                  The Chase Manhattan Bank
                  450 West 33rd Street
                  New York, New York 10001

                  Confirm By Telephone:
                  (212) ___-____

                  Facsimile Transmissions:
                  (Eligible Institutions Only)
                  (212) ___-____

         Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

         The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

         The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

General

         The Old Notes were issued and the New Notes are to be issued under an Indenture, dated as of March 1, 1997 (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), a copy of the form of which is available upon request made to the Company. See "Available Information." The Indenture was not be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). See "The Exchange Offer--Purpose of the Exchange Offer." By its terms, however, the Indenture will incorporate certain provisions of the Trust Indenture Act, and, upon consummation of the Exchange Offer, the Indenture will be subject and covered by the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act.

         The New Notes will mature on March 15, 2002, will be limited to $200 million aggregate principal amount at any one time outstanding (including any Old Notes that may be exchanged for the New Notes as described under "The Exchange Offer") and will be unsecured unsubordinated obligations of the Company. Each New Note will bear interest at the rate set forth on the cover page hereof from the date of issuance or from the most recent interest payment date to which interest has been paid, payable semiannually on March 15 and September 15 in each year, commencing September 15, 1997, to the person in whose name the New Note (or any predecessor Note) is registered at the close of business on the March 1 or September 1 next preceding such interest payment date. For a description of the circumstances under which the interest rate may be increased from the rate set forth on the cover page of this Prospectus, see "The Exchange Offer--Purpose of the Exchange Offer."

         Principal of and interest on the New Notes will be payable, and the New Notes will be exchangeable and transferable, at the office of the Trustee maintained at 450 West 33rd Street, New York, New York, 10001. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

         Initially, the Company issued only the Old Notes; however, the Company will issue New Notes in exchange for a like principal amount of Old Notes in connection with the Exchange Offer. Upon any such exchange, the Old Notes so exchanged shall be canceled and shall no longer be deemed outstanding for any purpose. In no event shall the aggregate principal amount of Old Notes and New Notes outstanding exceed $200 million. The Old Notes and the New Notes shall be one class for all purposes under the Indenture, including amendments and waivers, and for purposes of the "Description of the New Notes," all references herein to "Notes" shall be deemed to refer collectively to Old Notes and any New Notes, unless the context otherwise requires.

         The Notes will not be subject to redemption by the Company prior to maturity and will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

Ranking

         The indebtedness evidenced by the Old Notes is and the New Notes will be senior unsecured obligations of the Company, rank and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payment to all future subordinated indebtedness of the Company. As of December 31, 1996, after giving effect to the issuance of the Old Notes and the application of the proceeds therefrom, the Company's other Senior Indebtedness outstanding would have been approximately $299 million.

         Substantially all the operations of the Company are conducted through its Subsidiaries. Claims of creditors of the Company's Subsidiaries, the counterparties under Purchase and Sale Facilities, the purchasers of Excess Spread Receivables, trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such Subsidiaries, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including Holders of the Old Notes and the New Notes. Therefore, the Old Notes are and the New Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company. At December 31, 1996, the total liabilities of the Company's Subsidiaries were approximately $108 million. In addition, at December 31, 1996, the Restricted Subsidiaries had approximately $155 million of contingent recourse obligations with respect to the sale of Excess Spread Receivables and had utilized $1.3 billion in aggregate committed sale capacity pursuant to their Purchase and Sale Facilities. Although the Indenture limits the incurrence of Indebtedness and preferred stock of the Company and certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Indebtedness."

Change Of Control

         Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (i), such other person shall be deemed to beneficially own any Voting Stock of a corporation held by another corporation (a "parent corporation"), if such other person is the beneficial owner (as defined above for such person), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders beneficially own (as defined above for the Permitted Holders), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation);

                  (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

                  (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; provided, however, that the sale by the Company or its Restricted Subsidiaries from time to time of Receivables to a trust for the purpose solely of effecting one or more securitizations shall not be treated hereunder as a sale of all or substantially all the assets of the Company.

         Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma results of operations, cash flow and capitalization after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

         The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

         The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants" under "--Limitation on Indebtedness", "--Limitation on Liens" and "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

         Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Same-Day Settlement and Payment

         All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds.

Certain Covenants

         Set forth below are descriptions of certain covenants set forth in the Indenture. In the event that at any time (i) the ratings assigned to the Notes by both of the Rating Agencies are Investment Grade Ratings and (ii) no Default has occurred and is continuing under the Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described below under "--Limitation on Indebtedness", "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sale of Assets and Subsidiary Stock", "--Limitation on Affiliate Transactions" and clause (iii) of "--Merger and Consolidation" (the termination of such provisions being herein called the "Covenant Termination").

         Limitation on Indebtedness. (a) The Company shall not Incur, directly or indirectly, any Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Leverage Ratio exceeds 2.5 to 1.0.

                  (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness:

                  (1) Permitted Warehouse Indebtedness;

                  (2) Indebtedness owed to and held by the Company or a Consolidated Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company;

                  (3) The Notes;

                  (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

                  (5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4) or this clause (5);

                  (6) Hedging Obligations directly related to: (i) Indebtedness Incurred (or reasonably expected to be Incurred) and permitted to be Incurred by the Company or the Restricted Subsidiaries pursuant to the Indenture; (ii) Receivables held by the Company or its Restricted Subsidiaries pending sale or securitization; (iii) Receivables of the Company or its Restricted Subsidiaries that have been sold pursuant to a Warehouse Facility; (iv) Receivables with respect to which the Company reasonably expects to purchase or commit to purchase, finance or accept as collateral; or (v) Excess Spread Receivables and other assets owned or financed by the Company or its Restricted Subsidiaries in the ordinary course of business; provided, however, that such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company as of the Issue Date; and

                  (7) Indebtedness in an aggregate principal amount which, together with the principal amount of all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (6) above or paragraph
         (a)) does not exceed $40.0 million.

         (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

         (d) For purposes of determining compliance with the foregoing covenant,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

         Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

                  (a) Permitted Warehouse Indebtedness;

                  (b) Indebtedness or Preferred Stock issued to and held by the Company or a Consolidated Restricted Subsidiary: provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Consolidated Restricted Subsidiary ceasing to be a Consolidated Restricted Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Consolidated Restricted Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

                  (c) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness";

                  (d) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (a), (b) or (c) of this covenant); and

                  (e) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (c) or (d) above or this clause (e); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (c) above, such Refinancing Indebtedness shall be Incurred only by such Subsidiary.

         Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

         Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 25% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends or repayments of loans or advances, in each case to the Company or any Restricted Subsidiary from such Person, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum in this clause (D) shall not exceed, in the case of any Person, the amount of Investments made since the Issue Date by the Company or any Restricted Subsidiary in such Person and treated as a Restricted Payment; and (E) $15 million.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit:
(i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the covenant described hereunder; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (iv) any purchase of Capital Stock of the Company made from time to time to meet the Company's obligations under its employee stock ownership and option plans; provided, however, that such purchase shall be excluded in the calculation of the amount of Restricted Payments; (v) the exercise or conversion of an option, warrant or other security convertible or exchangeable for an equity security of a Strategic Alliance Client in connection with a substantially simultaneous sale or other disposition by the Company or a Restricted Subsidiary of such equity security; provided, however, that the exercise price or other consideration paid by the Company or a Restricted Subsidiary in connection with such exercise or conversion shall be excluded from the calculation of the amount of Restricted Payments.

         Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) to make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement applicable to such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than an agreement entered into in connection with, or in anticipation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to any other agreement contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in the agreements referred to in clauses (i) or
(ii) of the covenant described hereunder, as the case may be; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; (v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

         Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects, either to (x) acquire Additional Assets, either directly or through a Restricted Subsidiary, or (y) prepay, repay, redeem or purchase Senior Indebtedness of the Company or any Indebtedness of a Restricted Subsidiary, as the case may be (other than in either case Indebtedness owed to the Company or an Affiliate of the Company), in either case within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) to (x) the acquisition by the Company or any Restricted Subsidiary of Additional Assets or
(y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company), in either case within 180 days from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (B) or (C) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, and (iii) at the time of such Asset Disposition no Default shall have occurred and be continuing (or would result therefrom). Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments.

         For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness, in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

         (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Indebtedness) pursuant to clause (a)(ii)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(C) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

         (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

         Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.0 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

         (b) The provisions of the foregoing paragraph (a) shall not prohibit
(i) any Restricted Payment permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments" or any Permitted Investment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors,
(iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $10 million in aggregate principal amount outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any Affiliate Transaction between the Company and a Consolidated Restricted Subsidiary or between Consolidated Restricted Subsidiaries and (vii) transactions pursuant to any agreement as in existence as of the Issue Date between the Company or its Restricted Subsidiaries and Continental Grain or one of its Subsidiaries.

         Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness", (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

         The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company, in the case of a lease, shall not be released from the obligation to pay the principal of and interest on the Notes.

         Limitation on Investment Company Status. The Company shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

         SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.


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

Defaults

         An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "--Certain Covenants" under "--Limitation on Indebtedness", "--Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", "--Limitation on Liens", "--Limitation on Restricted Payments", "--Limitation on Restrictions on Distributions from Restricted Subsidiaries", "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Affiliate Transactions", "--Limitation on Investment Company Status" or "--SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions") or (viii) except for the Wellington Litigation, any judgment or decree for the payment of money in excess of $10 million is entered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, satisfied, waived or stayed within 10 days after notice (the "judgment default provision"). However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

         If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

         Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

         The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

         Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note,
(v) impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes or (vi) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

         Without the consent of any Holder of the Notes, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

         The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

         After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.


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

Defeasance

         The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses (iii) and (iv) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

         The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Certain Covenants--Merger and Consolidation" above.

         In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to maturity and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

         The Chase Manhattan Bank is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

         The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Governing Law

         The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

         "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) used or useful in a Related Business, (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary, (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (ii) or (iii) above is primarily engaged in a Related Business or (iv) the Capital Stock or Indebtedness of a Strategic Alliance Client.

         "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

         "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, (iv) any Investment in a Strategic Alliance Client or (v) any Excess Spread Receivables (other than, in the case of (i), (ii), (iii), (iv) and (v) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Consolidated Restricted Subsidiary, (y) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments" or (z) a disposition of assets (including related assets) for an aggregate consideration of $1.0 million or less).

         "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

         "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

         "Business Day" means each day which is not a Legal Holiday.

         "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of

Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests or membership interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consolidated Leverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis, excluding (A) Permitted Warehouse Indebtedness and (B) Hedging Obligations permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "-- Limitation on Indebtedness" to (ii) the Consolidated Net Worth of the Company.

         "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income to the extent that cash could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any asset (excluding any equity Investment in a Strategic Alliance Client) of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person (excluding Capital Stock in a Strategic Alliance Client); (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from any Person to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.


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

         "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company for which financial statements are available, as
(i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit,
(B) any amounts attributable to Disqualified Stock and (C) any amounts attributable to deferred compensation appropriately classified as net worth in accordance with GAAP.

         "Consolidated Restricted Subsidiary" means a Restricted Subsidiary (i) 80% of the Capital Stock and 80% of the Voting Stock of which is owned by the Company or one or more Consolidated Restricted Subsidiaries and (ii) which is treated as a consolidated subsidiary for the purpose of the Company's U.S. Federal income tax reporting.

         "Continental Grain" means Continental Grain Company, a Delaware corporation.

         "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

         "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in each case in whole or in part on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" and "Change of Control".

         "Eligible Excess Spread Receivables" means Excess Spread Receivables created after April 2, 1996; provided, however, that Eligible Excess Spread Receivables shall not include any Excess Spread Receivables created as the result of the securitization or sale of other Excess Spread Receivables.

         "Excess Spread" means, over the life of a "pool" of Receivables that have been sold by a Person to a trust or other Person in a securitization or sale, the rights retained by such Person or its Restricted Subsidiaries at or subsequent to the closing of such securitization or sale to receive cash flows attributable to such "pool".

         "Excess Spread Receivables" of a Person means the contractual or certificated right to Excess Spread capitalized on such Person's consolidated balance sheet (the amount of which shall be the present value of the Excess Spread, calculated in accordance with GAAP).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth
(i) in the opinions and pronouncements of the

Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) in the statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC and releases of the Emerging Issues Task Force.

         "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

         "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or such other agreement designed to mitigate risks of fluctuations in value of assets owned, financed or sold, or of liabilities incurred or assumed, in either case in the ordinary course of business of the Company or its Restricted Subsidiaries.

         "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

         "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and expense accruals arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued dividends); (vi) Warehouse Indebtedness; (vii) in connection with each sale by such Person of any Excess Spread Receivables, the maximum aggregate contractual claim (if any) that the purchaser thereof could have as of such date against such Person if the amounts anticipated at the time of such sale to be received by such purchaser in connection with such Excess Spread Receivables are not received by such purchaser; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (x) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, any securities issued in a securitization by a special purpose owner trust or similar entity formed by or on behalf of a Person and to which Receivables or Excess Spread Receivables have been sold or otherwise transferred by or on behalf of such Person or its Subsidiaries shall not be treated as Indebtedness of such Person or its Subsidiaries under the Indenture, regardless of whether such securities are treated as indebtedness for tax purposes.

         "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, repurchase agreement, futures contract or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

         "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as trade accounts on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

         "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Ratings Group (or any successor to the rating agency business thereof), respectively.

         "Issue Date" means the date on which the Notes are originally issued.

         "Lien" means (i) any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) and


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(ii) any claim (whether direct or indirect through subordination or other structural encumbrance) against any Excess Spread Receivables sold unless the seller is not liable for any losses thereon.

         "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

         "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

         "Permitted Holders" means lineal descendants of Jules Fribourg, including any individual legally adopted; spouses of such descendants; trusts, the beneficiaries of which are any of the foregoing; partnerships, corporations, or other entities in which any of the foregoing (individually or collectively) has a controlling interest; and charitable organizations established by any of the foregoing.

         "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) a Strategic Alliance Client to the extent such Investment consists of options, warrants or other securities that are convertible or exchangeable for equity securities of such Strategic Alliance Client and is received by the Company or a Restricted Subsidiary without the payment of any consideration other than the concurrent provision by the Company or such Restricted Subsidiary to such Strategic Alliance Client of financing or asset securitization expertise on terms determined by the Company to be fair and reasonable to the Company or such Restricted Subsidiary from a financial point of view without taking into consideration any value that may inhere in such option, warrant or convertible or exchangeable security; (iii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iv) Temporary Cash Investments; (v) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (vi) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vii) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (viii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (ix) any


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

Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock"; (x) Receivables; (xi) a Strategic Alliance Client to the extent such Investment consists of (A) Indebtedness of such Strategic Alliance Client that is secured by Receivables owned by such Strategic Alliance Client in an aggregate principal amount at any time outstanding not to exceed 100% of the aggregate market value of such Receivables; provided, however, that such Receivables are eligible to be characterized under GAAP as held for sale on the balance sheet of such Strategic Alliance Client and such Indebtedness has not been outstanding in excess of 364 days; and (B) Indebtedness of such Strategic Alliance Client that is secured by Excess Spread Receivables owned by such Strategic Alliance Client; provided, however, that such Excess Spread Receivables are attributed solely to one or more "pools" of Receivables that were securitized in one or more transactions in which the Company or its Restricted Subsidiaries either acted as underwriters or placement agent or provided all or a portion of the financing for such "pool" prior to such securitization; and (xii) Excess Spread Receivables; provided, however, that such Excess Spread Receivables represent interests in one or more "pools" of Receivables that were securitized in one or more transactions in which the Company or its Restricted Subsidiaries acted as sponsor, underwriter or placement agent or provided all or a portion of the financing for such "pool" prior to such securitization.

         "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person (but excluding Capital Stock of another Person); provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
(g) Liens on Receivables owned by the Company or a Restricted Subsidiary, as the case may be, to secure Indebtedness permitted under the provisions described in clause (b)(1) under "-- Certain Covenants -- Limitation on Indebtedness" or clause (a) under "-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; (h) Liens on Excess Spread Receivables (or on the Capital Stock of any Subsidiary of such Person substantially all the assets of which are Excess Spread Receivables); provided, however, that (I), unless the Covenant Termination has occurred, (A) any such Liens shall not pertain to any Excess Spread Receivable existing on April 2, 1996 which, if created thereafter, would have been an Eligible Excess Spread Receivable


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

unless such Excess Spread Receivable was subject to a Lien on such date created by the Company in respect of the financing thereof (a "predecessor Lien"); provided further, however, that in the case of any such Liens (a "subsequent Lien") on Excess Spread Receivables which were subject to predecessor Liens, the sum of (1) the aggregate book value of subordinated interests created and retained by the Company or its Restricted Subsidiaries as a result of the sale or financing associated with such subsequent Liens and (2) the aggregate book value of any Excess Spread Receivables which were subject to predecessor Liens but which are then no longer subject to any Lien (other than Permitted Liens described under another clause of this definition) shall equal at least the aggregate book value at such time of all such Excess Spread Receivables which are then subject to subsequent Liens, as calculated immediately prior to the creation of each such subsequent Lien, multiplied by a fraction the numerator of which is the aggregate book value of the subordinated interests associated with all predecessor Liens on April 2, 1996 and the denominator of which is the sum of (1) such aggregate book value of such subordinated interests and (2) the outstanding balance on April 2, 1996 of the related senior interests; and (B) any such Lien on any Eligible Excess Spread Receivables shall extend to Eligible Excess Spread Receivables representing no more than 50% of the amount of Eligible Excess Spread Receivables shown on the balance sheet of the Company and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the later of (x) the Issue Date and (y) the end of the most recent fiscal quarter of the Company prior to the creation of such Lien for which financial statements are available; and (II) for purposes of this clause (h), any Lien on the Capital Stock of any Person substantially all the assets of which are Excess Spread Receivables shall be treated as a Lien on the Excess Spread Receivables of such Person; (i) Liens existing on the Issue Date;
(j) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (l) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Consolidated Restricted Subsidiary of such Person; (m) Liens (other than on any Excess Spread Receivables) securing Hedging Obligations; (n) Liens on cash or other assets (other than Excess Spread Receivables) securing Warehouse Indebtedness of the Company or its Restricted Subsidiaries; and (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (i), (j) and (k); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of
(A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (i), (j) or (k), as the case may be, at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f),
(j) or (k) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock".

         "Permitted Warehouse Indebtedness" means Warehouse Indebtedness in connection with a Warehouse Facility; provided, however, that (i) the assets as to which such Warehouse Indebtedness relates are or, prior to any funding under the related Warehouse Facility with respect to such assets, were eligible to be recorded as held for sale on the consolidated balance sheet of the Company in accordance with GAAP, (ii) such Warehouse Indebtedness will be deemed to be Permitted Warehouse Indebtedness


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

except to the extent the holders of such Warehouse Indebtedness have contractual recourse to the Company or its Restricted Subsidiaries to satisfy claims in respect of such Warehouse Indebtedness in excess of (A) the realizable value of the assets as to which such Warehouse Indebtedness relates and (B) any assets securing such Warehouse Indebtedness, and (iii) any such Indebtedness has not been outstanding in excess of 364 days.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

         "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

         "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

         "Rating Agencies" mean Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and Moody's Investors Service, Inc. or any successor to the respective rating agency businesses thereof.

         "Receivables" means consumer and commercial loans, leases and receivables purchased or originated by the Company, any Restricted Subsidiary or a Strategic Alliance Client in the ordinary course of business; provided, however, that for purposes of determining the amount of a Receivable at any time, such amount shall be determined in accordance with GAAP, consistently applied, as of the most recent practicable date.

         "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

         "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accredited value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or another Subsidiary or
(y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

         "Related Business" means any consumer or commercial finance business or any financial service business.

         "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),
(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment (other than a Permitted Investment) in any Person.

         "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

         "SEC" means the Securities and Exchange Commission.

         "Senior Indebtedness" means (i) Indebtedness of any Person, whether outstanding on the Issue Date or thereafter Incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or
(ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person,
(2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any obligation in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

         "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

         "Strategic Alliance Client" means any Person (other than a Restricted Subsidiary) engaged in a Related Business to which the Company provides, or reasonably expects to provide, financing or asset securitization expertise in return for asset-backed underwriting or placement agent commitments.


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

         "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

         "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person,
(ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

         "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of the Company and which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

         "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

         "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

         "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests or membership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

         "Warehouse Facility" means any funding arrangement with a financial institution or other lender or purchaser exclusively to finance the purchase or origination of Receivables by the Company, a Subsidiary of the Company or a Strategic Alliance Client for the purpose of pooling such Receivables prior to securitization or sale in the ordinary course of business, including purchase and sale facilities pursuant to which the Company or a Subsidiary of the Company sells Receivables or debt of a Strategic Alliance Client secured by Receivables owned or financed by such Strategic Alliance Client to a financial institution and retains a right of first refusal upon the subsequent resale of such Receivables or debt by such financial institution.

         "Warehouse Indebtedness" means the greater of (x) the consideration received by the Company or its Restricted Subsidiaries under a Warehouse Facility and (y) the book value of the assets financed under a Warehouse Facility with respect to Receivables or debt of a Strategic Alliance Client secured by Receivables owned or financed by such Strategic Alliance Client until such time such Receivables or debt are (i) securitized, (ii) repurchased by the Company or its Restricted Subsidiaries or (iii) sold by the counterparty under the Warehouse Facility to a Person who is not an Affiliate of the Company.

         "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                          DESCRIPTION OF THE OLD NOTES

         The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registrations Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances); (ii) the New Notes are issuable in minimum denominations of $1,000 and integral multiples thereof compared to minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof for the Old Notes; and (iii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by , 1997, the interest rate borne by the Old Notes will increase by 0.50% per annum commencing on August 10, 1997 until the Exchange Offer is consummated. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, Additional Interest will cease to accrue. The New Notes are not entitled to any such Additional Interest. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See Description of the New Notes--General." Accordingly, holders of Old Notes should review the information set forth under "Risk Factors--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

                          BOOK-ENTRY FORM OF THE NOTES

         The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

         Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the Initial Purchasers with respect to Notes placed by the Initial Purchasers for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

         Payment of principal and interest on the Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Initial Purchasers will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

         The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is known as the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

         A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Notes only if: (i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary (as defined in the Indenture) for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act; (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable; or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes: (i) certificated Notes will be issued only in fully registered form in denominations of $100,000 and any integral multiple of $1,000 in excess thereof; (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes; and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge in connection therewith.

         So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General

         The following summary describes certain United States federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof. It does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of such investor's particular investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

         Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

Exchange of Notes

         The exchange of Old Notes for New Notes should not be a taxable event to holders for United States federal income tax purposes. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for United States federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for United States federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

Interest of the New Notes

         A holder of a New Note will be required to report interest earned on the New Note as ordinary interest income for federal income tax purposes in accordance with the holder's method of tax accounting.

Disposition of New Notes

         A holder's tax basis for a New Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the New Note. Such gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount).

Backup Withholding

         A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provide a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

         A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

         Any amount paid as backup withholding will be creditable against the holder's federal income tax liability.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         A fiduciary of an employee benefit plan must determine that the purchase of the Notes is consistent with its fiduciary duties under Section 404 of the Employee Retirement Income Security Act ("ERISA") and does not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (the "Code"). "Prohibited transactions" within the meaning of ERISA and the Code may result if the Notes are acquired by an entity using the assets of an employee benefit plan with respect to which the Company is a party in interest, unless the Notes are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Notes should consult with legal counsel.

                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at the address set forth herein under "The Exchange Offer--Exchange Agent." See "The Exchange Offer--Resales of New Notes."

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

         Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Initial Purchasers have in the past and each of the Initial Purchasers may in the future (i) provide underwriting, financial advisory or other services to the Company or Continental Grain or (ii) purchase from or sell to the Company loans, securities, Excess Spread Receivables or other assets. In addition, an affiliate of Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation are purchasers under Purchase and Sale Facilities with the Company. In addition, an affiliate of Credit Suisse First Boston Corporation has a corporate lending relationship with Continental Grain.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements under the headings "Summary," and "Business" and elsewhere in this Prospectus or in the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, including interest rate risk, prepayment, delinquency and default rates, changes (legislative and otherwise) in the asset securitization industry, demand for the Company's services, the impact of certain covenants in loan agreements of the Company and Continental Grain, the degree to which the Company is leveraged, the Company's needs for financing, and other risks identified in the Company's filings with the Commission.

                                  LEGAL MATTERS

         The validity of the New Notes being issued in the Exchange Offer will be passed upon for the Company by Dewey Ballantine, New York, New York.

                                     EXPERTS

         The Consolidated Financial Statements incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                    GLOSSARY

Adjustable Rate Mortgages or ARMs.......      Mortgages with a variable interest
                                              rate which typically adjust off
                                              LIBOR or U.S. treasury rates.

"A", "B", "C" and "D" Credit Grades.....      A grading system used in the
                                              finance industry to reflect a
                                              borrower's overall credit quality.
                                              The grade assigned by a lender to
                                              each borrower is a function of the
                                              borrower's historical payment
                                              performance on his or her
                                              outstanding consumer debt. Such
                                              debt may include credit cards and
                                              automobile loans. The Company
                                              establishes the prices it will pay
                                              for loans based on the borrower's
                                              credit profile, prevailing market
                                              conditions and other factors.

Broker Loans............................      Loans referred to the Company by
                                              brokers.

Commercial/Multi-family
  Loans.................................      Loans secured by commercial
                                              properties including multi-family
                                              dwellings, self-storage
                                              facilities, assisted living and
                                              other health-related facilities,
                                              and retail and industrial
                                              buildings.

Conduits................................      Stand-alone securitization
                                              vehicles where the originator(s),
                                              underwriter(s), servicer(s) and
                                              seller(s) may all be different
                                              parties coming together to
                                              generate loans or other assets to
                                              be serviced and securitized.
                                              Conduits allow smaller originators
                                              to sell their assets into a single
                                              securitizable pool, thus
                                              benefitting from economies of
                                              scale and the ability to share the
                                              fixed transaction costs associated
                                              with securitization.

Covered Loans...........................      Mortgage loans (other than
                                              mortgage loans to finance the
                                              acquisition or initial
                                              construction of a dwelling) with
                                              (i) total points and fees upon
                                              origination in excess of eight
                                              percent of the loan amount or (ii)
                                              an annual percentage rate of more
                                              than ten percentage points higher
                                              than comparably maturing U.S.
                                              Treasury Securities. The Riegle
                                              Act generally applies to such
                                              loans. See "Regulation."

Debt-to-Income Ratio....................      The ratio of a borrower's monthly
                                              debt service requirements to his
                                              or her monthly income.

Equipment Leases........................      Leases of assets primarily to
                                              commercial users. Leased assets
                                              may include office equipment and
                                              medical equipment.

Excess Spread...........................      In a securitization, generally,
                                              the excess of the weighted average
                                              coupon on each pool of loans or
                                              other assets sold over the sum of
                                              the investor pass-through rate
                                              plus a normal servicing fee, a
                                              trustee fee, an insurance fee, if
                                              any, and an estimate of annual
                                              future credit losses related to
                                              the loans or other assets sold
                                              over the life of the loans or
                                              other assets. The Excess Spread is
                                              either a contractual right or a
                                              certificated security.

Excess Spread Receivables...............      The present value of the Excess
                                              Spread. When the Company completes
                                              a securitization, it recognizes a
                                              gain on sale of the loans or other
                                              assets sold equal to the amount of
                                              the Excess Spread Receivable less
                                              the origination and underwriting
                                              costs in the related
                                              securitization and records the
                                              Excess Spread Receivable as an
                                              asset on its balance sheet. On the
                                              Company's consolidated balance
                                              sheet, the Excess Spread
                                              Receivable is reduced as cash
                                              distributions are received over
                                              the actual life of the loans or
                                              other assets securitized. The
                                              Excess Spread Receivables
                                              represent interest-only and
                                              residual certificates.

Franchise Loans.........................      Loans to franchisees of national
                                              restaurant chains or other service
                                              chains. The loans are secured by
                                              fixtures, equipment and cash
                                              flows.

Gain on Sale of Receivables.............      The gross income from the
                                              structuring and sale of loans and
                                              other assets into REMICs, owner
                                              trusts and grantor trusts. Gain on
                                              sale of receivables represents the
                                              Excess Spread Receivables less
                                              cost of originating and
                                              structuring the loans and other
                                              assets.

Ginnie Mae ("GNMA"),
  Fannie Mae ("FNMA"),
  Freddie Mac ("FHLMC").................      Government National Mortgage
                                              Association, Federal National
                                              Mortgage Association and Federal
                                              Home Loan Mortgage Corporation.

Home Equity Loans.......................      Loans made to borrowers typically
                                              for debt consolidation, home
                                              improvements, education or
                                              refinancing and secured by a first
                                              or second
                                              mortgage on one- to four-family
                                              residential properties.

Interest-only Certificate...............      Represents Excess Spread
                                              Receivables which represent the
                                              right to receive interest payments
                                              on a securitization trust's
                                              underlying assets and is subject
                                              to changes in value due to changes
                                              in prepayment rates. Generally,
                                              the Interest-Only Certificate is
                                              senior to the Residual
                                              Certificate(s).

Non-conforming Home Equity Loans........      Home equity loans made to
                                              borrowers whose financing needs
                                              cannot be met by traditional
                                              financial institutions due to
                                              credit exceptions or other factors
                                              and cannot be marketed to agencies
                                              such as Ginnie Mae, Fannie Mae and
                                              Freddie Mac.

Non-prime Auto Loans and Leases.........      Automobile loans or leases secured
                                              by new or used automobiles made
                                              generally to "B" or "C" Credit
                                              Grade borrowers.

Overcollateralization...................      The amount by which the
                                              outstanding principal balance of
                                              assets which have been securitized
                                              exceeds the outstanding principal
                                              balance of the certificates issued
                                              by the related trust. The surplus
                                              principal of the assets is
                                              available to absorb losses. The
                                              amount of overcollateralization
                                              required for a securitization is
                                              specified for each issuance.
                                              Overcollateralization is developed
                                              by applying Excess Spread as an
                                              accelerated payment of principal
                                              on the certificates. Once the
                                              required level of
                                              overcollateralization is reached,
                                              and for so long as such level is
                                              maintained, the Excess Spread
                                              flows through to the Company.

Purchase and Sale Facilities............      Agreements pursuant to which the
                                              Company sells certain of its
                                              qualifying securitizable assets
                                              with limited recourse to certain
                                              financial institutions subject to
                                              rights of first refusal for the
                                              Company to repurchase the assets.

Purchase Premium Refunds................      That portion of the premium paid
                                              by the Company to a wholesale
                                              originator upon purchase of a loan
                                              which is required to be repaid by
                                              the originator if the loan prepays
                                              before a contractually set time.

REMIC...................................      Real Estate Mortgage Investment
                                              Conduit.

REMICs, Owner Trusts and
  Grantor Trusts........................      Trusts formed to purchase
                                              securitizable assets, issue
                                              pass-through certificates and make
                                              distributions to investors. Such
                                              trusts are organized in accordance
                                              with the Internal Revenue Code so
                                              as to not be subject to corporate
                                              tax at the entity level.

Reserve Account.........................      A reserve account serves the same
                                              purpose as Overcollateralization.
                                              However, instead of applying
                                              Excess Spread as a payment of
                                              principal on the certificates, it
                                              is accumulated in an account until
                                              a required amount is reached.
                                              Funds from this account are
                                              available to cover losses realized
                                              on loans or other assets held by a
                                              trust.

Residual Certificates...................      Represent Excess Spread
                                              Receivables which are subject to
                                              change in value due to prepayment
                                              rates and credit losses. The
                                              Residual Certificates are
                                              subordinate certificates and are
                                              in a first loss position.

Securitization..........................      The sale by the Company of loans
                                              or other assets it has originated
                                              or purchased to a trust (or other
                                              special purpose entity).
                                              Concurrently, the trust issues
                                              securities (usually pass-through
                                              certificates) to investors in a
                                              private placement or a public
                                              offering. The Company is paid a
                                              purchase price consisting of cash
                                              from the proceeds of the sale of
                                              the securities and an interest in
                                              the loans or other assets
                                              securitized generally in the form
                                              of Interest-only Certificates
                                              and/or Residual Certificates
                                              (i.e., the Excess Spread
                                              Receivable).

Small Business Loans....................      Loans to small businesses
                                              collateralized primarily by
                                              accounts receivable. Such loans
                                              are not guaranteed by the Small
                                              Business Administration or any
                                              other government agency.

Strategic Alliance......................      A relationship between the Company
                                              and an originator of consumer and
                                              commercial loans, leases and
                                              receivables. In the relationship,
                                              the Company provides financing and
                                              asset securitization expertise
                                              (including warehouse financing,
                                              interest rate hedging services and
                                              the structuring and placement of
                                              the asset portfolio in the form of
                                              asset-backed securities) to the
                                              asset originator and the asset
                                              originator provides a consistent
                                              flow of securitizable assets to
                                              the

                                              Company. In certain of its
                                              Strategic Alliances, the Company
                                              may receive warrants or
                                              warrant-like equity participations
                                              in Strategic Alliance clients or
                                              may otherwise seek to make equity
                                              investments in its Strategic
                                              Alliance clients.

Strategic Alliance Equity Interests.....      Warrants, warrant-like equity
                                              participations or other equity
                                              investments in Strategic Alliance
                                              clients.

Structured Finance Transactions.........      The securitization of consumer and
                                              commercial loans, leases and other
                                              receivables, including home equity
                                              loans, which are sold through
                                              REMICs or other trust structures
                                              or in whole loan sales.

Sub-prime Auto Loans and Leases.........      Automobile loans or leases made
                                              generally to "C-" or "D" Credit
                                              Grade borrowers.

Timeshare Loans.........................      Loans made to purchase a real
                                              property interest in specific
                                              units at vacation resort
                                              properties. Typically, the
                                              borrowers' rights to use and
                                              occupy the real property are
                                              subject to limitations.

Title I Home Improvement Loans..........      Loans to homeowners, a portion of
                                              which is guaranteed by the U.S.
                                              government, for the purpose of
                                              certain pre-qualified home
                                              improvements.

Warehouse Financing.....................      Secured loan facilities or
                                              purchase commitments provided to
                                              asset originators to facilitate
                                              the accumulation of securitizable
                                              assets prior to securitization.
                                              Commitments are typically for one
                                              year or less and are designed to
                                              fund only securitizable assets.

Wholesale Loans.........................      Loans purchased by the Company in
                                              bulk sales from mortgage bankers
                                              and commercial banks.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

         Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

         The Company's Restated Certificate of Incorporation provides that, to the extent not prohibited by law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any other company, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity") while serving as a director or officer of the Company, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent specified by the Board of Directors of the Company at any time and to the extent not prohibited by law, the Company may indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was an employee or agent of the Company, or is or was serving as a director, officer, employee or agent or in any other capacity at the request of the Company for any Other Entity, against judgment, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, the Restated Certificate of Incorporation also permits the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

         Pursuant to the Registration Rights Agreement between Continental Grain and the Company, in connection with any future registration of the shares of Common Stock held by Continental Grain, Continental Grain has agreed to indemnify, under certain conditions, the Company, its officers, directors, employees, agents and each person, if any, who controls the Company within the meaning of the Securities Act, against certain liabilities.

         Pursuant to the Indemnification Agreement between Continental Grain and the Company, each of Continental Grain and the Company has agreed to indemnify the other in the event of certain liabilities, including liabilities under the Securities Act or the Exchange Act.

         The form of underwriting agreement, filed as Exhibit 1.1 hereto, contains provisions by which each of the Underwriters agrees to indemnify the Company, its officers and directors and each person who controls the Company within the meaning of the Securities Act against certain liabilities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
          NO.                           DESCRIPTION
   ----------------    ---------------------------------------------------------

          4.1 Indenture, dated as of March 1, 1997 between the Company and The Chase Manhattan Bank, as trustee*
          4.2 Registration Rights Agreement, dated as of March 7, 1997, among the Company, Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation*
          4.3 Form of Security for 7 1/2% Senior Notes Due 2002 originally issued by the Company on March 12, 1997*
          4.4 Form of Security for 7 1/2% Senior Notes Due 2002 to be issued by the Company and registered under the Securities Act of 1933
          5.1          Opinion of Dewey Ballantine
         12.1          Computation of Ratios
         23.1          Consent of Dewey Ballantine (included in Exhibit 5.1)
         23.2          Consent of Arthur Andersen LLP*
         24.1          Powers of Attorney, included on signature page*
         25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank
         99.1          Form of Letter of Transmittal
         99.2          Form of Notice of Guaranteed Delivery
         99.3          Form of Exchange Agent Agreement

----------
* Filed herewith.

ITEM 22. UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on the 26th day of March, 1997.


                                        CONTIFINANCIAL CORPORATION


                                        By: /s/ JAMES E. MOORE
                                           ------------------------------------
                                            Name:   James E.  Moore
                                            Title:  President, Chief Executive
                                                    Officer and Director

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James E. Moore, Daniel J. Willett, Jerome
M. Perelson and Alan L. Langus his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all his said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                        TITLE                          DATE
-----------------------  -------------------------------------    --------------

   /s/ JAMES E. MOORE     President, Chief Executive Officer      March 26, 1997
-----------------------     and Director (Principal Executive
     James E. Moore         Officer)


 /s/ DANIEL J. WILLETT    Senior Vice President and Chief         March 26, 1997
-----------------------     Financial Officer (Principal
   Daniel J. Willett        Financial Officer)



 /s/ SUSAN E. O'DONOVAN   Vice President and Controller           March 26, 1997
-----------------------     (Principal Accounting Officer)
   Susan E. O'Donovan


  /s/ JAMES J. BIGHAM     Director and Chairman of the Board      March 26, 1997
-----------------------
    James J. Bigham


  /s/ PAUL J. FRIBOURG    Director                                March 26, 1997
-----------------------
    Paul J. Fribourg


 /s/ DONALD L. STAHELI    Director                                March 26, 1997
-----------------------
   Donald L. Staheli


  /s/ JOHN W. SPIEGEL     Director                                March 26, 1997
-----------------------
    John W. Spiegel


  /s/ JOHN P. TIERNEY     Director                                March 26, 1997
-----------------------
    John P. Tierney


/s/ LAWRENCE G. WEPPLER   Director                                March 26, 1997
-----------------------
  Lawrence G. Weppler


/s/ MICHAEL J. ZIMMERMA   Director                                March 26, 1997
-----------------------
  Michael J. Zimmerman

                                  EXHIBIT INDEX

       EXHIBIT
          NO.                           DESCRIPTION
   ----------------    ---------------------------------------------------------

          4.1 Indenture, dated as of March 1, 1997 between the Company and The Chase Manhattan Bank, as trustee*
          4.2 Registration Rights Agreement, dated as of March 7, 1997, among the Company, Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation*
          4.3 Form of Security for 7 1/2% Senior Notes Due 2002 originally issued by the Company on March 12, 1997*
          4.4 Form of Security for 7 1/2% Senior Notes Due 2002 to be issued by the Company and registered under the Securities Act of 1933
          5.1          Opinion of Dewey Ballantine
         12.1          Computation of Ratios
         23.1          Consent of Dewey Ballantine (included in Exhibit 5.1)
         23.2          Consent of Arthur Andersen LLP*
         24.1          Powers of Attorney, included on signature page*
         25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of The Chase Manhattan Bank
         99.1          Form of Letter of Transmittal
         99.2          Form of Notice of Guaranteed Delivery
         99.3          Form of Exchange Agent Agreement



----------
* Filed herewith.